Exhibit 1

This document is a free translation only. Due to the complexities of language translation, translations are not always precise. The original document was prepared in Portuguese, and in case of any divergence, discrepancy or difference between this version and the Portuguese version, the Portuguese version shall prevail. The Portuguese version is the only valid and complete version and shall prevail for any and all purposes. There is no assurance as to the accuracy, reliability or completeness of the translation. Any person reading this translation and relying on it should do so at his or her own risk.

Amendment to the Consolidated Judicial Reorganization Plan of

Oi S.A. – under Judicial Reorganization

Telemar Norte Leste S.A. – under Judicial Reorganization

Oi Móvel S.A. – under Judicial Reorganization

Portugal Telecom International Finance BV – under Judicial Reorganization

Oi Brasil Holdings Coöperatief UA – under Judicial Reorganization

June 15, 2020

1.                Presentation

            Due to a series of economic and financial factors that affected Oi Group’s transactions (as defined below) and contributed to the worsening of its financial situation, the following companies OI S.A. – Under Judicial Reorganization (“Oi”), a publicly-held company, registered with the National Register of Legal Entities of the Ministry of Finance (CNPJ/MF) under No. 76.535.764/0001-43, with its registered office and principal place of business at Rua do Lavradio nº 71, Centro, Rio de Janeiro - RJ, ZIP CODE 20230-070; TELEMAR NORTE LESTE S.A. – Under Judicial Reorganization (“Telemar”), a closely-held company, registered with the CNPJ/MF under No. 33.000.118/0001-79, with its registered office and principal place of business at Rua do Lavradio nº 71, Centro, Rio de Janeiro - RJ, ZIP CODE 20230-070; OI MÓVEL S.A. – Under Judicial Reorganization (“Oi Móvel”), a closely-held company, registered with the CNPJ/MF under No. 05.423.963/0001-11, with its registered office and principal place of business in Setor Comercial Norte, Quadra 3, Bloco A, Edifício Estação Telefônica, térreo (parte 2), Brasília - DF, [sic.] in Setor Comercial Norte, Quadra 3, Bloco A, Edifício Estação Telefônica, térreo (parte 2), ZIP CODE 70.713-900; PORTUGAL TELECOM INTERNATIONAL FINANCE B.V. – Under Judicial Reorganization (“PTIF”), a private limited company organized according to the Laws of the Netherlands, with its registered office in Amsterdam, Delflandlaan 1 (Queens Tower), Office 705, 1062 EA, and principal place of business in this City of Rio de Janeiro; and OI BRASIL HOLDINGS COÖPERATIEF U.A. – Under Judicial Reorganization (“Oi Coop”), a private limited company organized according to the Laws of the Netherlands, registered with the CNPJ/MF under No. 16.770.090/0001-30, with its registered office in Amsterdam, Delflandlaan 1 (Queens Tower), Office 705, 1062 EA, and principal place of business in this City of Rio de Janeiro (Oi, Telemar, Oi Móvel, PTIF and Oi Coop jointly hereinafter referred to as “Oi Group” or “Debtors), together with the companies COPART 4 PARTICIPAÇÕES S.A. – Under Judicial Reorganization and COPART 5 PARTICIPAÇÕES S.A. – Under Judicial Reorganization, which were subsequently merged with and into Telemar and Oi, respectively, on June 20, 2016, filed for Judicial Reorganization (“Judicial Reorganization”) before the 7th Commercial Court of the Judicial District of the Capital City-RJ (“Judicial Reorganization Court”). On June 29, 2016, the request for processing the Judicial Reorganization of Oi Group was granted by the Judicial Reorganization Court and the respective Judicial Reorganization Plan was approved by Oi Group creditors at the Creditors’ General Meeting held on December 19 and 20, 2017 and ratified by the Judicial Reorganization Court by decision issued on January 8, 2018 and published on February 5, 2018 (“PRJ” or “Original Plan”, which is included in Exhibit I to this Amendment).

            In view of the need to restructure both Oi Group’s transactions and liabilities, the Original Plan described the different conditions and measures to be adopted to reverse Oi Group’s momentary crisis according to art. 53 of Law No. 11.101/2005 (“LFR”), having demonstrated its economic-financial and operational feasibility, as well as the profitability of its activities. The Original Plan presented detailed information on the origin of the funds for the reestablishment and continuity of Oi Group’s business and social activities, its current needs and mainly the schedule for the discharge of its obligations with the Pre-Petition Creditors as novated by such plan.

            Notwithstanding the good progress of the implementation of the measures set forth in the Original Plan, which have already been largely concluded and were important to the recovery of the Debtors, the Oi Group understands that it is necessary to improve the Original Plan considering a new legal, regulatory and market context, thus allowing the preservation of its business activities and, consequently, the maintenance of the production source and jobs, and the promotion of its social function. Such improvement results mainly (i) from unpredictable external factors at the time of the approval of the Original Plan, which will be detailed throughout this Amendment to the Original Plan ("Amendment" or "Amendment to the PRJ"), (ii) the changes that Oi Group had to make in its strategic business plan (“Strategic Plan”) and furthermore (iii) the possibility to improve the payment conditions of small creditors.

            The feasibility of the measures set forth in this Amendment for the reorganization of Oi Group and the preservation of its business activities is attested and confirmed by the feasibility report, pursuant to art. 53, items II and III, of LFR, which is included in Exhibit II to this Amendment.

2.                Definitions and Interpretation Rules

2.1.           Definitions and Interpretation. The capitalized terms and expressions used in this Amendment will have the meanings assigned to them in the Original Plan, except if expressly amended by this Amendment. The principles and interpretation rules described in the Original Plan are, by this clause, incorporated and fully apply to this Amendment, except in relation to the provisions of Clause 6.1 of this Amendment, whose terms will be incorporated into the Original Plan.

3.                Measures Implemented in Compliance with the Original Plan

            Since the approval and ratification of the Original Plan, Oi Group has been working together with external legal and financial advisors, in Brazil and abroad, to comply with all the measures provided therein in order to complete the restructuring idealized in the Original Plan and pay its creditors on a timely basis.

            Among the measures successfully implemented by Oi Group, the Creditors Agreement Program stands out, under which more than thirty thousand creditors had their credits, that were up to fifty thousand reais (BRL 50,000.00), paid soon after the publication of the decision that ratified the Original Plan, as set forth in Clause 4.4.

            Oi Group also met all the payment deadlines set forth in the Original Plan of the (i) Labor Creditors, pursuant to Clause 4.1; (ii) Unsecured Creditors holders of ME/EPP Credits or Class III Credits, pursuant to Clause 4.3.1.1; and (iii) installments theretofore due to the Strategic Supplier Creditors, pursuant to Clause 4.3.5, as well as the deadline for the extinction of the Intercompany Credits to be agreed, pursuant to Clause 4.6.

            In compliance with Clause 4.3.3.5 of the Original Plan, at the end of July 2018, a substantial part of Oi Group’s debt was converted into capital, through a Capital Increase – Credit Capitalization, whereupon one billion, five hundred and fourteen million, two hundred and ninety-nine thousand, six hundred and three (1,514,299,603) new common shares and one hundred and sixteen million, four hundred and eighty thousand, four hundred and sixty-seven (116,480,467) subscription bonus were subscribed, reducing the net liabilities of the Debtors in more than eleven billion reais (BRL 11,000,000,000.00).

            In compliance with Clause 6 of the Original Plan, on January 25, 2019, Oi Group completed the Capital Increase New Funds, whereby shareholders and Backstopper Investors subscribed and paid in three billion, two hundred and twenty-five million, eight hundred and six thousand, four hundred and fifty-one (3,225,806,451) new common shares, representing a contribution of new funds at Oi in the total amount of four billion reais (BRL 4,000,000,000.00).

            Pursuant to Clauses 3.1.3 and 5.1 of the Original Plan, Oi Group completed the disposal of several assets, as a way of obtaining funds essential to the restructuring of the Debtors, including real properties and the relevant sale operations of the equity interests held in PT Ventures SGPS, completed on January 24, 2020, and in Cabo Verde Telecom, S.A., completed on May 21, 2019.

In order to strengthen and optimize their corporate structure, the Debtors merged Oi Internet with and into Oi Móvel, and Coparts 4 and 5 with and into Telemar and Oi, respectively.

Since the approval of the Original Plan, Oi Group has also successfully completed the changes set forth in its corporate governance, replacing the Transitional Board of Directors in due course with the current Board of Directors, entirely composed of independent directors. In addition, a balanced transition was implemented in the composition of Oi Executive Board, as provided for in the PRJ, which culminated in the leave of the officers responsible for implementing the measures and obligations set forth in the Original Plan, by new statutory officers to lead this new phase of the company, focused on the modernization of its fiber network and digitalization of services, with greater operational and financial flexibility.

            All obligations and measures that depended exclusively on the Debtors were duly and successfully carried out, allowing Oi Group to comply with the Original Plan and achieve a more efficient level of operational performance.

            However, for the reasons set out below, it is essential to adjust the route, with the approval of this Amendment, so that Oi Group may adapt to the current reality of the Brazilian and world economy. The measures proposed in this Amendment will allow Oi Group to implement its Strategic Plan consisting of the assumption of an even more relevant role in the creation of the largest telecommunications network in Brazil, replacing the old copper network with modern fiber-optic networks essential to guarantee the quality and speed of mobile and fixed connections that the company requires.

Moreover, it will be possible to face the challenges of the Brazilian telecommunications sector, which require new investments and adaptation by companies in the sector due to the growing demand for services provided with intensive use of information technology.

4.                Reasons and Purposes of the Amendment to the Original Plan

4.1.           Main Reasons for the Amendment. The need to amend the Original Plan arises from a series of factors that jointly indicate a relevant change in the context considered at the time of the preparation of the Original Plan.

            Despite the fulfillment, up to the date hereof, of the obligations set forth in the Original Plan and the evident improvement in Oi Group’s operational indicators, which demonstrate the feasibility of the Debtors, several measures set forth in the Original Plan have not yet been fully implemented. External and unpredictable factors require the amendment of certain clauses and the inclusion of others in order to maximize the liquidation of assets, increase Oi Group’s investment capacity, enable the implementation of its Strategic Plan and eventually anticipate the payment of its debts.

            Among the relevant issues that justify the amendment to the Original Plan is the retention of major funds in court deposits. Such funds were part of the financial projections that served as a basis for the preparation of the Original Plan and should have been fully raised by Oi Group after the approval and ratification of the Original Plan, pursuant to its Clause 3.1.8. Despite the successive orders rendered by the Judicial Reorganization Court determining the release of the deposits in favor of Oi Group, the amounts could not be released because of two main factors: (i) insurgency of pre-petition creditors that sought to satisfy their credits through the undue release of deposits; and (ii) existence of courts, throughout the national territory, that did not allow Oi Group to release the amounts deposited or, worse, that ordered the release of such amounts by pre-petition creditors, contrary to the provisions of the Original Plan and LFR, which is the subject-matter of an extensive judicial proceeding.

            The Original Plan, under its Clause 5.1, and as permitted by art. 66 of LFR, also established that Oi Group could dispose of assets, including real properties, some of which are listed in its Exhibit 3.1.3, as an additional way of obtaining funds to comply with the obligations and increase the investment capacity. However, in addition to the evident economic crisis that, in the last two years, has affected and still affects the Brazilian economy, the current health crisis caused by COVID-19 has impaired the market in general, reduced the liquidity of the financial market and, above all, of the real estate market, making it difficult to receive advantageous proposals for the disposal of a large part of Debtors’ assets. Revenues from the disposal of all real properties and other assets, expressly set forth in the projections that support the Original Plan, therefore, have not yet been effectively received by Oi Group at the estimated levels.

            An additional aspect that demands the amendment of the Original Plan is the insurgency of the National Telecommunications Agency – ANATEL, the largest individual pre-petition creditor of Oi Group, regarding the submission of its credits, resulting from administrative fines, to the effects of the Judicial Reorganization.

            Due to the foregoing, the Amendment to the PRJ has, as one of the main purposes, to establish more efficient mechanisms to implement asset sales already authorized by Clauses 3.1.3 and 5.1 of the Original Plan, as well as to create new ways of fund-raising, which may enable alternative solutions, also already set forth in the Original Plan, for the payment of relevant credits, notably the one held by ANATEL.

            In addition, at the time of the preparation and approval of the Original Plan, the expectations were high, given the information provided by the Government regarding the adoption and implementation of measures by the Executive and Legislative Branches to adapt the Brazilian telecommunications regulatory framework to the technological reality of the sector, which would provide a desirable increase in the competitiveness of current landline carriers and would be a determining factor to contribute to the reestablishment of Oi Group.

            However, the initiatives expected and necessary for the Brazilian telecommunications sector have only actually evolved more recently, much later than was expected by the market and many of them still await regulation to be implemented. It is the case, for example, of Law No. 13,879/2019, which arose from the Bill of Law of the Chamber 79 (“PLC 79”) - that is, more than three years of procedure in all, which resulted in the delay of the actual regulation of the implementation of adapting the concessions to authorizations, through which Oi expects that the sustainability of the service is reestablished. This delay reflected negatively on Oi Group’s economic and financial reorganization.

            In this context, the Debtors were and continue to be excessively burdened by the heavy regulatory obligations related to the provision of public telephone services and by the rigorousness of ANATEL in the exercise of its inspection duties due to facts related to technically anachronistic procedures.

            In this respect, for example, the publication of the General Plan of Universalization Goals IV occurred only in December 2018, instead of December 2015 - according to the successive changes of Clause 3.2 of the Concession Agreement, which set forth such date in the text. This forced Debtors to maintain the allocation of valuable resources to comply with legal and regulatory obligations without practical or economic sense, such as the installation and maintenance of a large network of obsolete and deficient Public-Use Telephones, a service hardly used by the society. In addition, the delay in the publication of the General Plan of Universalization Goals IV further caused the delay in raising new funds set forth in the Original Plan, since such publication was one of the conditions for the implementation of the Capital Increase New Funds described in the Original Plan.

            An example of this lack of proportion between the obligations imposed to the Debtors, within the scope of the universalization requirements, vis-à-vis its financial compensation, the figures related to the Public-Use Telephones mentioned above are representative: Oi Group in 2016 operated approximately six hundred and forty-one thousand (641,000) public telephones across Brazil (with the exception of São Paulo), at an annual cost of approximately one hundred eighty million Reais (BRL 180,000,000.00), while the annual revenue generated by these public telephones was only two million seven hundred thousand Reais (BRL 2,700,000.00) in such year of 2016 (considering that a reduction of more than 90% was verified between 2009 and 2016). And, as aforementioned, the current obligations in 2016 were maintained until the end of 2018, when the General Plan of Universalization Goals IV was finally published.

            Also in this context, as mentioned, the completion of the procedure of the PLC 79 and its conversion into Law No. 13,879/2019, which brought to the Brazilian legal system the possibility of adapting the public telecommunications service concessions in authorizations, under the private law regime, only materialized very recently, already in the second semester of 2019.

            The long-awaited effectiveness of the new regulatory framework may represent a new horizon for the entire Brazilian telecommunications sector and for the maintenance of Oi Group’s business activities for several reasons. In this regard, Debtors emphasize at least three (3) of them:

First, Law No. 13879/2019 included the possibility of the concession agreements for the provision of landline telephony services to be adapted to authorizations, so that the exploration of this service is carried out under the private law regime. The migration of the public law regime to the private law regime makes several regulatory obligations levied on the concession (such as continuity and reversibility) flexible, promoting greater operating efficiency to the groups that operate under such regime and, mainly, the amount of regulatory obligations, a new perspective to explore the landline telephony service in Brazil.

Second, Law No. 13,879/2019 more clearly limited the reversibility of goods used for the simultaneous provision of landline telephony service in a public law regime and of other telecommunications services in a private law regime (the so-called “multi-service goods”), setting forth that such goods must be valued at the proportion of its use to the concession. With such movement, Law No. 13,879/2019 recognized that the reversibility of multi-service goods must be operated only on the possession of the portion actually used to provide the STFC in a public law regime, overcoming a long dispute in the telecommunications sector and adding an important legal safety to the agents that operate in such sector.

Third, Law No. 13,879/2019 gave greater flexibility to the telecommunications sector by disconnecting the terms for the radiofrequency use right from the terms for authorization to provide the services. Thus, the change allows the creation of a secondary radiofrequency market, with the negotiation of bands between carriers, in order to reach a more efficient allocation of the spectrum.

Also, considering this and other progresses made, it is important to note that several aspects of Law No. 13,879/2019 still need to be regulated by ANATEL, based on mechanisms to be defined by this Agency throughout the year of 2020 and later reviewed by the Federal Budget Oversight Board - TCU. Therefore, the practical effects of the new Law for the Oi Group and other groups that hold the landline telephony concession shall be produced, at least, only as of the second semester of 2021. In addition, to this point, the new rules set forth in Law No. 13,879/2019 still have not had an impact in the decisions of ANATEL due to the lack of specific regulation of the legal text, which has been delaying the necessary initiatives for disposal of assets of Debtors and the consequent cash reinforcement.

It is the case, for example, of those that will set forth regarding the operationalization of the reversal of multi-service goods or regarding the coverage obligations that will be required from the concession companies that choose to adapt the concessions and authorizations set forth in Law No. 13,879/2019 - a matter that is fundamental to verify, from the business point of view, the convenience and opportunity of a regime migration.

In fact, the central rules to ensure the implementation of the changes brought by Law No. 13,879/2019 were recently submitted to Public Inquiry by ANATEL and still have not gone into force, namely, the Regulation to Adapt STFC Grants and the Regulation for STFC Continuity. The approval and entry into force of these regulations is relevant to make it feasible to migrate the landline telephony service provision to the private law regime, and to update the subject of monitoring and control of the reversible assets of the concession by ANATEL, making the exploration of this service more dynamic and, therefore, more competitive in the sector.

Regarding the Regulation for STFC Continuity, the draft, as submitted to Public Inquiry, clarifies that the reversal of shared-use assets must be carried out by the end of the concession agreement with the assignment of the right to use the portion employed to the landline telephony service provision, clarifying, at once, that: (i) the reversal of the assets indispensable to the service must be made through the transfer of possession of the asset, as it had already been defined in article 102 of Law No. 9,472/1997; and that (ii) the burden of reversibility shall not fall on the portion of the same asset employed for the service provision in private law regime. That is, the regulation clarifies, in order to adhere to the legislation, how the reversal at the end of the concession will operate - i.e. through a capacity concession agreement.

On the other hand, the Regulation to Adapt Grants is a fundamental initiative of ANATEL to limit the procedure for migration of the landline telephony service provision (that is, from the public law regime to the private law regime), and to determine the methodology and the assessment criteria of the economic value of the adaptation. As established in article 144-B of the General Telecommunications Law, amended by Law No. 13,879/2019, the balance arising from the adaptation of concessions will be reverted in investment commitments, so that its assessment is relevant to, in one hand, make it possible for new investments to be made in the telecommunications sector, and, on the other hand, ensure the feasibility of the STFC, provided in the future in a private law regime.

Still considering the aspect of the approval of the regulation of the concession adaptations, the calculations must consider the economic status of the concession to reestablish its sustainability, which would balance the negative result operated by the respective concession.

            In other words, Oi Group has important strengths and a competitive differential recognized by the market in general and, more recently, it started to rely on a legal and regulatory context that is increasingly favorable to the implementation of changes to its business model.

However, until the entire necessary regulation is definitively approved, Oi Group still needs to channel precious funds, for longer than expected solely and exclusively due to regulatory reasons, to finance public policies for the universal provision of landline services no longer considered necessary by the society in general and which, as previously mentioned, are lacking. Such high cash spending and investments that are completely misaligned with the reality of the market cause unsustainable losses to the Oi Group, in addition to reducing the resources that are necessary to invest in its areas for growth and sustainability of potential future businesses, such as fiber optic and the modernization of its mobile networks.

            Due to the difficulties presented above, the new management of Oi Group was fast in assessing, developing, communicating and starting to operate a new a Strategic Plan focused on its competitive edge. The Oi Group communicated its new Strategic Plan to the market in the second semester of 2019 and informed that it sought to redirect efforts to compensate several difficulty factors in the execution of the Original Plan, as described in this Amendment. After disclosing the new Strategic Plan to the market, the Oi Group received positive comments and the acceptance of investors, market analysts and the vast majority of the stakeholders involved in the reorganization of the Oi Group.

            Moreover, as a subsequent fact, on March 11, 2020, the World Health Organization (WHO), linked to the United Nations (UN), in view of the proliferation of the disease caused by the New Coronavirus (COVID-19), stated the existence of a global pandemic.

            On March 20, 2020, a state of emergency was decreed under Decree No. 7,257/2010 and Provisional Measure No. 926 was enacted, which specifically regulated the operation of essential health and commercial establishments, as well as the rules for controlling the circulation of the population throughout the national territory.

            At a regional and local level, several States and Municipalities have also determined and continue to implement a series of measures, such as the suspension of the operation of non-essential commercial establishments, the restriction of the circulation of people between States, Municipalities or even within the same Municipality, the prohibition of public and private events, among other measures, which directly and drastically affected economic activities in general, and especially in the telecommunications market.

            Oi Group, notwithstanding the context previously mentioned that had already given rise to the need to adjust the Original Plan, also suffers from the impacts of the pandemic, which has already had severe effects in the global economy and the economy of Brazil, with direct impact in the agreements entered in several sectors and, mainly, with the reduction of revenue from services considered essential.

            In the case of Oi Group, the first impacts are in the reduction of its revenues as a result of the decrease in the volume of mobile recharges (pre-paid plans) and new activations due to the necessary social distancing. In addition, Oi Group also faces the increase in default indicators caused by the increase in unemployment levels, the reduction of the economic capacity and income of the majority of the Brazilian population. This problem is increased by several measures being currently implemented in the federal, state and municipal scopes that are not very consistent and that, in a way, have influenced the Oi Group’s operations and increased costs and restricted its service and product sales activities. Also, other socio-economic factors as the interruption of the economic activity of several sectors, the decrease in the trust of businessmen, investors and workers, the interruption of future projects and the uncertainties regarding the levels of activities and the future capacity of investment and consumption in the country have contributed to such reduction in the revenues of the Oi Group.

            In addition to the impacts mentioned above, the global pandemic has affected companies under judicial reorganization in several different ways. In the case of Oi Group, several measures to raise funds and restructure its activities that were in progress, such as the disposal of assets, corporate restructuring and the contracting of additional financing to guarantee the planned investments, were suspended or significantly delayed due to such health crisis in Brazil.

Also, as previously mentioned, the reduction in the liquidity of the financial market and of the appetite to risk for operations involving companies under judicial reorganization had a significant and negative impact on the entry of short-term revenues already set forth in Oi Group’s Strategic Plan disclosed to the market, in addition to creating uncertainties and causing delays in the implementation of certain processes set forth in such plan. As an example, there are the attempts to dispose of its assets in mobile towers, data centers, in addition to other initiatives that were being developed to give Oi Group more financial and corporate flexibility in order to restructure the assets to be maintained in Oi Group and maximize its economic value, and that ended up frustrated for the reasons mentioned.

The combination of these factors, therefore, in this moment hinders the process, the reestablishment and full reorganization of Oi Group, which, for reasons beyond their control and will, was not successful in reaching the level of revenue increase and fund-raising set forth in the projections that supported the Original Plan, which reinforced the need to present this Amendment, as a way of restructuring the obligations and maximizing the revenues from the disposal of assets.

Also in this context, the National Council of Justice (“CNJ”), recognizing the seriousness of the pandemic and its harmful effects on the companies under judicial reorganization, issued a recommendation to the bodies of the Executive Power to the effect that they authorize the “presentation by the obligor, which is already in the process of compliance with the plan approved by the creditors, of an amending judicial reorganization plan to be resubmitted to the Creditors’ General Meeting, within a reasonable time, when the obligor’s capacity to fulfill its obligations is diminished by the crisis resulting from Covid-19 pandemic”. The National Council of Justice (“CNJ”) itself acknowledged that the consequences of the pandemic had relevant impacts on the fulfillment of the judicial reorganization plans already approved, as well as that the submission of amendments to such plans must be admitted, in order to adapt them to the to the new social, economic and financial reality in Brazil and worldwide. Such CNJ’s positioning reinforces the need, already expressed by Debtors in December 2019 and authorized by the Judicial Reorganization Court in January 2020, for them to implement new measures to restructure its obligations and submit this Amendment to the appreciation of its creditors and the Judicial Reorganization Court.

4.2.           Economic and financial feasibility of Oi Group companies. Despite the difficulties and factors that made Oi Group resort to Judicial Reorganization, all measures set forth in the Original Plan allowed a partial reversion of the economic instability and the increase in the economic capacity of Oi Group.

            The activities carried out by the Debtors remain feasible, having generated for Oi Group, between 2016 and 2019, gross revenue of one hundred and thirty billion, four hundred and ninety-one million, nine hundred and eighty-three thousand, eight hundred and forty-five reais and eighteen centavos (BRL 130,491,983,845.18) and net of about eighty-three billion, nine hundred and ninety-six million, eight hundred and forty-eight thousand, five hundred and fifty-nine reais and fifty-nine centavos (BRL 83,996,848,559.59). In fact, despite the drop of fixed voice revenues (concession), Oi has been reinventing itself and taking advantage of its telecommunications network more efficiently in order to save and apply the necessary funds in the modernization of such network for the use of fiber optics instead of copper, bringing more quality and speed to the connections. In addition, recent events reinforce the conclusion regarding the feasibility of Oi Group. With the launch of the new “Oi” brand, it has been observed, so far, the (i) significant increase in the sale of new postpaid mobile phone plans, (ii) exponential growth in the sale of “Oi Fibra”, a very high speed broadband with fiber up to the client’s home (FTTH), (iii) increase in operational efficiency, (iv) decrease in the rate of disconnection of services, (v) reduction of complaints to ANATEL and PROCON in relation to the quality of the services and mainly (vi) significant increase in homes passed with fiber optics (Homes Passed).

            Since 2016, Oi Group has been improving its operational indicators and also demonstrating the execution capacity and feasibility of its Strategic Plan, putting into practice the plan to return the focus of its activities to the exploration of its main strengths, notably the fiber-optic network. In the last two (2) years, Oi Group has been accelerating its strategy of investing in fiber-optic infrastructure to provide services with greater speed and quality and to become even more competitive in the telecommunications market, which will sustain the future growth of its revenues, replacing revenues from services provided under old and less efficient infrastructure (copper and satellite TV).

Also in this regard, the Oi Group has been exerting the efforts necessary to rationalize and make more efficient the cable TV service provision, so as to better adapt its cost structure to the current demands of society nowadays, where we note a growth of streaming services and the need to increase the volume of clients, thus diluting the costs associated to the production of TV content, at the same time as there is a trend for decrease of the demand for satellite TV transmission. With such objective, Oi Group has, through its financial advisors, assessed the market opportunities to identify feasible and short-term alternatives to reach such goals, including the possibility of forming strategic partnerships to provide such services. Thus, the operating costs of the service can be reduced, optimizing and relieving its cable TV transmission service assets and maximizing the value generated to the company.

            Furthermore, the conversion of PLC 79 into Law No. 13,879/2019 set forth, as seen above, the premises for the new legal regime of reversible assets and the path for the early extinction of concessions, both matters which regulation is in progress. It is believed, therefore, that this regulation will finally recognize the need not only for a change in the legal regime for the provision of telecommunications services, but for an important adjustment in the forms of coverage and provision of these services in a continental Country, such as Brazil. This change, as a recognition of the deleterious effects that such policy has caused for a very long time, will end the obligations and costs of telecommunications carriers resulting from a public policy that is absolutely outdated, economically unbalanced and financially unfeasible, channeling investments to provide services that are actually and currently considered as essential by the society.

Regarding this matter, it is worth mentioning that the effects already produced by this policy, which is not yet balanced by the potential relieve of the regulatory obligations, have motivated discussions between the landline telephony service concession companies and ANATEL regarding the economic-financial balance and the sustainability of the concessions. By request of ANATEL itself, the Oi Group indicated to this agency a series of events that affected the balance of the economic-financial equation throughout the execution of its concession agreements, which demanded the work of the Public Authorities in the sense of recomposing it.

In such discussions, in addition to occasional events that caused extraordinary losses to the Oi group in the execution of its concession agreements, the recognition of the frank situation of unsustainability affects the landline telephony service provision in a public law regime. After all, it is a known fact that, throughout the years, there was a constant loss of the economic substrate that guides the distribution of liens between the parties in the relation negotiated in the concession agreements, mainly due to the loss of space of the landline telephony services to mobile services and internet applications (such as, for example, VoIP).

4.3.           Purposes of the Amendment. In view of the foregoing, it is essential that, pursuant to art. 53 coupled with art. 50 of LFR and Clause 11.7 of the Original Plan, and also, reinforced by the previously mentioned Precedent of the CNJ, it is amended according to the terms and conditions set forth below mainly (i) to provide for the possibility of forming isolated production units (UPIs) through the segregation of certain businesses and/or isolated assets of Oi Group and the disposal thereof under the security and benefits ensured by LFR, so as to maximize their worth and provide the resources necessary to preserve the Debtors; (ii) to clarify and give Oi Group the necessary flexibility and security to carry out the disposal of items and assets already authorized by Clauses 3.1.3 and 5.1 of the Original Plan; (iii) to allow the execution of corporate reorganizations to be implemented by Oi Group, already authorized by Clause 7.1 of the Original Plan and included in this Amendment, to give Oi Group more operational efficiency, maximize its value and allow the fulfillment of the obligations set forth in the Original Plan and in this Amendment; (iv) to improve the payment conditions for a substantial part of small creditors, as determined in the court decision rendered by the Judicial Reorganization Court; (v) to allow the contracting of financing and other forms of additional funding by the Debtors to maintain the necessary investments and pay its creditors, as set forth in the PRJ and its Strategic Plan; (vi) to remedy gaps or conflicts that may be determined as Oi Group’s reorganization measures set forth in the Original Plan are being implemented; and (vii) to allow the segregation to a company that is part of the economic group of the Debtors regarding some fiber and infrastructure assets, which will be used to accelerate investments in the expansion of the fiber-optic network, and this company may access the financial market and raise additional funds with lower costs from a more flexible and efficient capital structure.

Specifically, regarding the UPIs mentioned in item (i) above, it is intended to segregate the assets, liabilities and rights of Debtors associated to the telephone and data operation in the mobile market (UPI Movable Assets), to the passive infrastructure (UPI Towers and UPI Data Center) and the telecommunications networks operation (UPI InfraCo) in four (4) separate production units. Such UPIs shall be organized as joint-stock companies and shall have a portion (in the case of UPI InfraCo) or even the entirety (in the case of the other UPIs) of their shares sold to potential interested parties that are considered winners in the respective competitive bidding procedures for disposal of such UPIs.

It is certain that, in the process of organization of the UPIs, as well as in the allocation of assets in these UPIs by Debtors, all regulatory protections and measures that may be necessary must be adequately taken, particularly for the cases where there is involvement of any of the assets associated with the landline telephony service provision, in a public law regime, or that are object of maintenance obligations by the concession companies.

In addition, the disposal of companies that are part of the UPIs shall be carried out by competitive bidding procedures widely disclosed by public notice to society (in the official gazette and in a newspaper widely circulated) and submitted to prior consent by the relevant authorities (namely, ANATEL and the Administrative Council for Economic Defense - CADE), in compliance with the legislation and regulation of the sector.

As it shall be seen below in this Amendment, in the disposal of the UPIs, it was set forth that the acquirer shall not succeed the Oi Group in the obligations of any nature, under the provisions of art. 60, sole paragraph, and art. 141, item II, of the LFR and art. 133, first paragraph, item II, of Law No. 5,172/1966, including the obligations of a regulatory nature, maximizing the value of the disposed assets, giving the necessary legal safety to the acquirers that participate in judicial competitive bidding procedures and, consequently, providing the necessary funds to reestablish the Oi Group.

Thus, the disposal of such assets by Debtors shall naturally observe all contractual and regulatory obligations enacted by ANATEL and usually applied to the regulated agents.

The measures that may be implemented with the modifications set forth in this Amendment will allow Oi Group the necessary balance of its debt, in the current context, with the continuity of its activities following its Strategic Plan, making its business model more sustainable, focused on its main competitive advantages and ensuring the continuity of Oi Group and the consequent compliance with the means of reorganization and payment of the Pre-Petition Credits as renewed by the Original Plan and this Amendment.

5.                Execution of the Strategic Plan

As it has already been previously explained, Debtors are in the implementation stage of their Strategic Plan, which the main objective is the transformation of its business model, with focus on the use and rapid expansion of its extensive fiber-optic infrastructure networks as a competitive advantage, including its transportation networks (backbone, backhaul and data network) and primary and secondary access networks (dedicated links, metropolitan rings and FTTH access networks). Thus, Debtors will enable and support the high-speed connection needs and the provisions of services for their residential, business, corporate and government clients, and the provision of infrastructure services for other telecommunication service providers in the country, including the facilitation of connections for the new 5G technology.

Currently, and since the beginning of their Judicial Reorganization proceedings, the Debtors are concentrating the investments in such fiber-optic network through Oi Móvel, whose investment funds are generated by said Debtor due to its own operations and raised by means of additional financing set forth in the Original Plan.

However, Brazil is a continental Country with a demand for relevant and urgent digital inclusion and a huge market for homes that are not yet served by fiber optics. In fact, it is estimated that currently in Brazil, considering only the main area of operation of Oi (excluding the State of São Paulo), there are over 40 million homes that could use this technology.

Oi Group currently has just over 1 million homes connected to its fiber-optic network, which does not represent even 5% of the market that is estimated to demand this service. In addition, as already widely disclosed to the market, there was a considerable increase in the average revenue per user due to such homes connected to Oi Group’s fiber-optic network. In other words, the implementation of its Strategic Plan, under the terms already described in this Amendment, is confirmed as the best alternative and strategy to take advantage of Oi Group’s greatest differential in relation to its competitors, that is, to have the largest telecommunications infrastructure network in Brazil. Such advantage will also enable the use of the large fiber infrastructure held by the Oi Group to offer services to other telecommunication service providers, including those necessary to establish the 5G technology in the country, increasing even more the possibility of generating value to the Oi Group.

In this regard, and as a way of giving greater financial flexibility and allowing Oi Group to continue developing its Strategic Plan and so it can expand its infrastructure, expanding the possibility of servicing homes that demand the new fiber-optic technology, and the other market demands, it is necessary for Oi Group to resort to the financial market and seek strategic partners that may help develop its investment strategy. Such measures will allow Oi Group to (i) accelerate and expand its investments in fiber optics at a lower cost of capital, (ii) comply with its obligations and the measures set forth in the Original Plan and (iii) reserve and direct part of the funds that it may receive due to the disposal of the UPIs provided for in this Amendment to fulfill the obligations set forth in the Original Plan.

In this sense and as set forth in this Amendment, the Oi Group intends to create a specific vehicle that will concentrate the more modern telecommunications infrastructure (fiber optics). This strategy will allow the vehicle to be created to attract third-party capital, whether through debt renegotiation and/or through the contribution of funds by a certain strategic investors to make the necessary investments in order to accelerate the expansion of its fiber-optic activities and reach the largest number of homes that demand such technology with high-speed connection and quality in the provision of services, in addition to assuming a relevant role as creator of the main infrastructure provider for other telecommunications operators in Brazil. Consequently, it will occur the valuation of this vehicle and the generation of results to be later distributed to the Oi Group.

In the structure to be created by the Debtors to implement the provisions above, company Brasil Telecom Comunicação Multimídia S.A. - BTCM (“BTCM”) will be used, which, despite being a controlled company of the Debtors, is not a Debtor. Such company has already received contribution from fiber assets and agreements associated therewith and from payment obligations from other companies belonging to Oi Group and, in addition, will sign any and all agreements with the Debtors that are required to guarantee the necessary connection network for the provision of data transport services to its end clients, provided that these residential, business and corporate clients will remain with Debtors Oi Móvel, Telemar and Oi.

In this context, it remains clear that BTCM, which for the purposes of this Amendment and the PRJ will be called SPE InfraCo, will concentrate Oi Group’s fiber network assets to provide services not only for Oi Group companies, but also for the market in general, maximizing its value, in line with what is verified in several businesses recently carried out in Brazil and abroad. Therefore, the Debtors allocated and may further allocate part of their fiber network assets to SPE InfraCo as described in this Amendment. On the other hand, BTCM will contract Debtors to ensure access to the network (backbone and backhaul), through right of use agreements, to provide the necessary network means to provide the services from a neutral network for all types of market demands.

Under the model described above, SPE InfraCo, seeking, most of all, to raise the necessary funds to maintain and expand the investments in fiber optics to expand its activities and serve the highest number of clients spread out in the country, including other telecommunication carriers, shall seek the necessary funds to finance its investments in the market. Therefore, it may encumber its assets and the Debtors may also offer as guarantee for such financings their shares issued by SPE InfraCo, pursuant to art. 66 of the LFR, which represent fifty-one percent (51.0%) of the voting share capital of SPE InfraCo, provided that they keep a relevant interest in SPE InfraCo, also guaranteeing the effective participation in the definition of its investment plan and its governance bodies.

The main advantage of implementing any of the measures described in the paragraph above, in addition to financing the development and expansion of Oi Group’s fiber-optic activities, is to allow the Debtors to stop using their own funds, as has been the case to the date hereof, in order to face these large investments. It is important to emphasize that the raising of funds to carry out such investments is common to this type of transaction, as such investments involve long terms for fruition of results, stability of long-term contracts, long duration of assets and continuous growth of the demand for the capacity of these same assets.

Due to the foregoing, Debtors and SPE InfraCo may structure the following operations, without prejudice to the adoption of corporate, regulatory and competition measures, when applicable therefor, and other additional details, as described in this Amendment:

- Fund-raising. SPE InfraCo may raise funds in the market, in economic conditions to be determined in an organized and competitive bidding procedure, to fund its short-term activities, supply any cash needs and maintain and expand investments in fiber optics in accordance with the Strategic Plan of Oi Group.

- Grant of guarantee involving SPE InfraCo shares. Any fund-raising mentioned above may include the grant, by Debtors, of guarantees involving their shares issued by SPE InfraCo that represent fifty-one percent (51.0%) of the voting share capital of SPE InfraCo, provided that (i) Debtors or SPE InfraCo hold a call option or another legal business that allows them to reacquire, at any time, any shares given as guarantee that may be held by the respective creditor, so as to always ensure to Debtors the right of holding the entirety of the shares issued by SPE InfraCo before any partial disposal of the UPI InfraCo, under the terms and conditions set forth in this Amendment; and (ii) any requirements, authorizations or regulatory limitations applicable to the implementation of the provisions in this item are observed.

- Partial Disposal of the UPI InfraCo. Without prejudice to the foregoing, Debtors may partially dispose the UPI InfraCo within the scope of the respective Competitive Bidding Procedure (as determined in this Amendment), as detailed in the new Clause 5.3.8.4 included in the Plan due to the execution of this Amendment, in the modality of sealed bids, as provided in art. 142, item II of the LFR, and the acquirer shall hold fifty-one percent (51.0%) of the voting capital stock of SPE InfraCo, observing the terms and conditions set forth in this Amendment.

- Goals. As a result of the transactions described above, the funds obtained by the Debtors and by SPE InfraCo shall be used for financing their short-term activities and maintenance of its investments in consonance with the Strategic Plan of Oi Group, which will maximize the generation of results to the Debtors, whether through the distribution of dividends by SPE InfraCo or upon the appreciation of its assets, contributing to the increase of the potential for full release of the obligations of the Debtors set forth in the Original Plan and its Amendment. In addition, as a result of the partial disposal of the UPI InfraCo in the form described in this Amendment, SPE InfraCo will not be liable for any obligations of the Debtors, including those set forth in the Plan, such as payment obligations of Pre-Petition Credits.

- Disposal by third parties of InfraCo shares. Notwithstanding the foregoing, if, within two (2) years as of the date of issuance of the debt instrument within the scope of the abovementioned fund-raising, the Debtors or SPE InfraCo have not reacquired the shares that may have been transferred to third parties due to the guarantees granted by Debtors for the abovementioned fund-raisings, the holder of the respective shares issued by SPE InfraCo (“New InfraCo Shareholder”) may disposal of all shares issued by SPE InfraCo held thereby, Debtors having the priority, at their sole discretion, of constituting a commissioner to ensure that the disposal of such shares by the New Shareholder, occurs through a competitive bidding procedure to ensure the maximization of the price of such shares. In the financial liquidation of the competitive bidding procedure for disposal of its shares issued by SPE InfraCo, the New InfraCo Shareholder will have the amount equivalent to the one it would be entitled to receive from Debtors or from SPE InfraCo if they had reacquired the shares issued by SPE InfraCo described above (with the applicable adjustment), as agreed in any financing instrument, added by all expenses related to the disposal proposal, and to transfer to Debtors the amount of the acquisition price of the disposed shares issued by SPE InfraCo that exceeds the result of such sum. The option of Debtors or SPE InfraCo of reacquiring the shares issued by SPE InfraCo held by the New Shareholder shall remain valid, in any case, for thirty (30) days as of the execution date of the disposal instrument of such shares within the scope of the competitive bidding procedure set forth herein.

6.                Amendments to the Original Plan

6.1.           The Debtors wish to amend the wording of Clause 1.2.10 of the Original Plan, which will henceforth become effective with the following new wording:

“1.2.10. Unless otherwise expressly provided for in this Plan: (a) in the event of a conflict between the clauses in this Plan, the clause that contains a specific provision will prevail over the one that contains generic provisions; (b) in the event of a conflict between the provisions of the documents attached and/or mentioned in this Plan and the provisions of this Plan, the Plan will prevail; and (c) in the event of a conflict between the provisions of this Plan and the obligations set forth in any agreements entered into by Debtors and/or its Affiliates with Pre-Petition Creditors under this Plan, including the drafts attached to them, or entered into by and between the Debtors and/or their Affiliates before the Request Date, the Plan will prevail and such conflict or the execution or fulfillment of a certain provision of the Plan will not imply, or will be considered, any non-compliance by the Debtors with the respective contractual instrument.”

6.2.           The Debtors wish to amend the wording of Clauses 3.1.1, 3.1.1.2, 3.1.3, 3.1.5 and 3.1.6 of the Original Plan, which will henceforth become effective with the following new wording:

“3.1.1. Credit Restructuring. Oi Group will carry out a restructuring and equalization of its liabilities related to Pre-Petition Credits and, at Oi Group’s discretion, to Post-Petition Credits, whose holders wish to submit to the effects of this Plan, considering sufficient manifestation for this purpose the presentation of an incident for qualification of Post-Petition Credit, pursuant to Clause 4 of this Plan. Pre-Petition Creditors will remain creditors of the Debtor that was its original obligor, except any changes arising from corporate reorganizations made pursuant this Plan or specific provision in a different sense in this Plan, and observing in any case the provision of Clause 3.1.1.2 of this Plan.”

“3.1.1.2. As a result of the consolidated nature of this Plan and observing the provisions in Clauses 5.3.1.1, 5.3.2.1, 5.3.3.1 and 5.3.4.1 of this Plan, only the Debtors shall be jointly and severally liable for the compliance with all obligations set forth in this Plan.”

“3.1.3. Disposal of Items of the Permanent Assets. Without prejudice to the provisions of Clauses 3.1.9 and 5.2 of this Plan, Oi Group, as a way of fund-raising, may promote the disposal of the property, which are part of the permanent assets (non-current) of the Debtors that are listed in Exhibit 3.1.3, as well as other real or personal properties, which are part of its permanent assets, in the form of UPIs or not, regardless of a new approval by the Pre-Petition Creditors, pursuant to Clause 5.1 of this Plan and of arts. 60, 66, 140, 141 and 142 of LFR and with due regard for the terms and conditions of this Plan, provided that any necessary regulatory requirements, authorizations or limitations are complied with, notably with respect to ANATEL and CADE, as well as those set forth in Oi’s Bylaws or of the other Debtors, as applicable.

3.1.3.1.          When disposing of UPI, which means the isolated production sites to be disposed (“UPI”), the acquirer(s) will not succeed any Oi Group obligations whatsoever, pursuant to the provisions of art. 60, sole paragraph, and art. 141, item II of LFR, and art. 133, first paragraph, item II of Law No. 5,172/1966, including fiscal, tax and non-tax, environmental, regulatory, administrative, criminal, anti-corruption, labor obligations and that arising from solidarity assumed by Oi Group for the fulfillment of all obligations established in the Original Plan and its Amendment.

3.1.3.2           The provisions of Clause 3.1.3.1 regarding the non-succession of the acquirer(s) in Oi Group obligations will be applicable after the Approval of the Amendment to the PRJ and the Judicial Ratification of the Amendment to the PRJ, regardless of the form that may be implemented for the disposal of UPI, ordinary, extraordinary or any alternative form, applying, as the case may be, the provisions of arts. 60, sole paragraph, 142, 144 or 145 of LFR.

3.1.3.3.          When disposing of other real or personal properties of Oi Group, which are not part of IPUs, whether such properties are sold individually or in blocks, directly or indirectly through the contribution of them in the capital of any company of Oi group and the sale of quotas or shares issued by it, the acquirer(s) will not succeed any Oi Group obligations whatsoever, pursuant to the provisions of art. 141, item II of LFR, including environmental, regulatory, administrative, anti-corruption, labor obligations and that arising from solidarity assumed by Oi Group for the fulfillment of all obligations established in the Original Plan and its Amendment, except for the obligations related to the disposed property itself (propter rem), such as IPTU (Urban Building and Land Tax) and condominium.”

3.1.3.4. Debtors may dispose of items that part of their permanent assets (non-current), which are listed in Exhibit 3.1.3 and that are not used to form the UPIs, regardless of a new approval by the Pre-Petition Creditors, in a manner they deem more efficient, including out of court and directly to any interested parties, and they are not obligated to observe any of the ordinary modalities of judicial disposal of assets set forth in art. 142 of the LFR.”

“3.1.5. New Funds. Oi Group may also prospect and adopt measures, including during the Judicial Reorganization and without the need for prior authorization from the Pre-Petition Creditors at the Creditors’ General Meeting, with a view to obtaining New Funds, as set forth in Clause 5.6, upon the implementation of any capital increases through public or private subscription, including Authorized Capital Increases, contracting new credit facilities, financing of any nature or other forms of funding, including in the capital markets, in observation to terms of this Plan and the respective bylaws of Oi Group companies and the obligations assumed before the Post-Petition Creditors of Debtors, as well as the provisions of arts. 67, 84 and 149 of LFR”.

“3.1.6. Corporate Reorganization. Oi Group may carry out one or more Corporate Reorganization transactions, pursuant to Clause 7 of this Plan, with a view to obtaining a more efficient and adequate structure for the implementation of the proposals set forth in this Plan, for the continuity of its activities, for the implementation of its strategic plan and the constitution and organization of UPIs for subsequent disposal by the Debtors, or any other corporate reorganization that may be opportunely defined by the Debtors, pursuant to art. 50 of LFR, provided that it does not cause a Material Adverse Effect in the companies part of Oi Group, in order to even accept new shareholders and/or investors.”

6.3.           The Debtors wish to include the new Clause 3.1.9 in the Original Plan to provide for the possibility of implementing the sale of assets already authorized by clause 5.1 of the Original Plan through the constitution, organization and disposal of isolated production units, pursuant to art. 60 of LFR, as a measure to optimize the raising of new funds and overcome their current and momentary economic and financial crisis. Such new Clause will henceforth become effective with the following wording:

“3.1.9. Disposal of Isolated Production Units. As a way of improving the measures aimed at recovering the economic and financial situation of the Debtors, guaranteeing the fulfillment of the obligations set forth in this Plan and the obligations assumed before the Post-Petition Creditors of Debtors and the achievement of its strategic business plan, Oi Group may, through the corporate structure it deems most efficient, constitute, organize and dispose of, in whole or in part, one or more UPIs, pursuant to Clause 5.2 and 5.3 of this Plan and pursuant to art. 60 of LFR and art. 133, first paragraph, item II of Law No. 5,172/1966, and observing any applicable requirements, authorizations or regulatory limitations, namely regarding ANATEL and CADE. The acquirer(s) of the respective UPI shall not succeed in any of the obligations or contingencies of the Oi Group, of any nature, including regarding the obligations of a fiscal, tax or non-tax, environmental, regulatory, administrative, civil, commercial, criminal, anti-corruption and labor nature and those arising from the joint and several liability assumed by the Oi group for the compliance with all obligations set forth in the Plan and in its Amendment. UPIs may be disposed of through one of the modalities set forth in this Plan, including those provided for in the items of art. 142 of LFR, in observation to the form of constitution established in Clause 5.2, 5.3 and sub-clauses.”

6.4.           The Debtors resolve to amend Clause 4.1 and to include new Clauses 4.1.1, 4.1.2 and 4.1.3 in the Original plan, so that the former Clauses 4.1.1, 4.1.2 and 4.1.3 of the Original Plan shall be renumbered to Clauses 4.1.4, 4.1.5 and 4.1.6. In addition, Debtors resolve to amend Clauses 4.1.4, 4.1.5, 4.1.6.2 and 4.1.6.3 (new numbers of the former Clauses 4.1.1, 4.1.2, 4.1.3.2 and 4.1.3.3 of the Original Plan). After such adjustments, Clause 4.1 of the Original Plan and its sub-clauses, duly renumbered, shall go into force with the following new wording:

“4.1. Labor Credits. In observation to the sub-clauses below, Labor Credits, as per the amounts indicated in the Creditors’ List of the Bankruptcy Trustee, will be paid in national currency, after the end of the grace period of one hundred and eighty (180) calendar days as of the Judicial Ratification of the Plan,  in five (5) equal and successive monthly installments, considering that the first installment will mature on the first Business Day after the end of the grace period abovementioned, and the other installments on the same day in the subsequent months, upon Court Deposit in the case records of the Proceedings in which the Labor Creditor is a party, through deposit to be made in a bank account to be previously indicated by the respective Labor Creditor, as decided by the Oi Group and at its sole discretion, or if the Labor Creditor is not a party of the Court Proceedings, in observation to the provisions in Clause 13.4.

4.1.1. Each Labor Creditor, whose Credits have not been fully settled by the date of the New Creditors’ General Meeting, shall have their Labor Credits in the total amount of fifty thousand Reais (BRL 50,000.00) paid within the maximum term of thirty (30) calendar days as of the date of the Judicial Ratification of the Amendment to the PRJ, upon Court Deposit in the records of the Proceedings to which they are a party or through deposit to be made in a bank account previously indicated by the respective Labor Creditor, as decided by the Oi Group and at its sole discretion, provided that such Labor Credits (i) are part of the Creditors’ List of the Bankruptcy Trustee; or (ii) are the object of decision made final and unappealable that ended the respective Proceedings and ratified the amount owed to the respective Labor Creditor, without any margin, in the labor instance, to opposition by the Oi Group.

4.1.2. The Labor Creditors Cost of Loss of Suit, that have already filed an incident of credit qualification or challenge by the date of the New Creditors’ General Meeting and whose Credits have not been fully settled by the date of the New Creditors’ General Meeting shall have fifteen (15) calendar days as of the date of the New Creditors’ General Meeting to make the option in the electronic platform to be provided by the Oi Group at the electronic address www.credor.oi.com.br for receipt of their respective Labor Credits Cost of Loss of Suit up to the total amount of fifty thousand Reais (BRL 50,000.00) under the provisions of Clauses 4.1.2.1 or 4.1.2.2 below, as applicable.

4.1.2.1. Observing the provisions of Clause 4.1.2 above, each Labor Creditor Cost of Loss of Suit in relation to which, by the date of the New Creditors’ General Meeting, a decision has already been made final and unappealable that, in an incident of credit qualification or challenge, determined the inclusion of their respective Labor Credits Cost of Loss of Suit in the General List of Creditors, shall have their Labor Credits Cost of Loss of Suit up to the total amount of fifty thousand Reais (BRL 50,000.00) paid within, at most, thirty (30) calendar days as of the date of the Judicial Ratification of the Amendment to the PRJ, upon Court Deposit in the records of the Proceedings to which they are a party or through deposit to be made to a bank account previously indicated by the respective Labor Creditor Cost of Loss of Suit during the option set forth in Clause 4.1.2, as decided by the Oi Group and at its sole discretion.

4.1.2.2. Observing the provisions of Clause 4.1.2 above, each Labor Creditor Cost of Loss of Suit in relation to which, by the date of the New Creditors’ General Meeting, a decision still has not been made final and unappealable that, in an incident of credit qualification or challenge, determined the inclusion of their respective Labor Credits Cost of Loss of Suit in the General List of Creditors, shall have their Labor Credits Cost of Loss of Suit up to the total amount of fifty thousand Reais (BRL 50,000.00) paid within, at most, thirty (30) calendar days (i) as of the date of the Judicial Ratification of the Amendment to the PRJ; or (ii) as of the publication date of the ratification of such decision after being made final and unappealable, whichever occurs last, upon Court Deposit in the records of the Proceedings to which they are a party or through deposit to be made to a bank account previously indicated by the Creditor during the option set forth in Clause 4.1.2, as decided by the Oi Group and at its sole discretion.

4.1.3. The Labor Creditors and the Labor Creditors Cost of Loss of Suit that have, respectively, Labor Credits and Labor Credits Cost of Loss of Suit in amounts higher than fifty thousand Reais (BRL 50,000.00) and that have received the payment of their respective Credits up to the amount of fifty thousand Reais (BRL 50,000.00) under Clauses 4.1.1, 4.1.2 and subclauses above, shall receive the payment of their respective Credits that exceed the amount of fifty thousand Reais (BRL 50,000.00) in the following manner:

(a)        if held by Labor Creditors not in the Court Deposits Labor Creditor category, each Labor Creditor shall receive the payment of the remaining installment of their respective Labor Credits upon Court Deposit in the records of the respective Proceedings or through deposit to be made in a bank account to be previously indicated by the respective Labor Creditor, as decided by the Oi Group and its sole discretion, after the final decision rendered in court that closes the Proceeding and ratifies the amount owed without the possibility of objection by Oi Group, in accordance with Clause 4.1, starting the term of one hundred and eighty (180) calendar days of the grace period, on the date on which the decision is made final and unappealable, considering that the first installment will mature on the first Business Day after the end of the grace period abovementioned, and the other installments on the same day in the subsequent months;

(b)        if held by Court Deposits Labor Creditors (or those which may meet this category, if any Court Deposit is made by Oi Group in the respective Proceeding dealing with the Labor Credit in question after the presentation of this Plan to the Judicial Reorganization Court), the payment of the remaining amount in court deposit will be made in accordance with Clause 4.1.5 below; or

(c)         if held by Labor Creditors that hold Labor Credits Cost of Loss of Suit, each Labor Creditor Cost of Loss Suit shall receive the payment of the remaining installment of their respective Labor Credits Cost of Loss of Suit upon Court Deposit in the records of the respective Proceedings or through deposit to be made in a bank account to be previously indicated by the Creditor in the moment of the option set forth in Clause 4.1.2, as decided by the Oi Group and its sole discretion, after the final decision rendered in court that, in an incident of credit qualification or challenge, decides for the inclusion of the respective Labor Credits Cost of Loss of Suit in the General List of Creditors, in accordance with Clause 4.1, starting the term of one hundred and eighty (180) calendar days of the grace period, on the date on which the decision is made final and unappealable, considering that the first installment will mature on the first Business Day after the end of the grace period abovementioned, and the other installments on the same day in the subsequent months.

4.1.4. The Labor Credits and the Labor Credits Cost of Loss of Suit still not recognized or qualified on the dates set forth for the respective payments under Clauses 4.1, 4.1.1, 4.1.2 and 4.1.3 above, as applicable, shall be paid in the following manner, after being recognized:

(a)        if held by Labor Creditors not in the Court Deposits Labor Creditor category, their payment shall be made, upon Court Deposit in the records of the respective Proceedings or through deposit to be made in a bank account to be previously indicated by the respective Labor Creditor, as decided by the Oi Group and at its sole discretion, after the final decision rendered in court that closes the Proceeding and ratifies the amount owed without the possibility of objection by Oi Group, in accordance with Clause 4.1, starting the term of one hundred and eighty (180) calendar days of the grace period, on the date on which the decision is made final and unappealable, considering that the first installment will mature on the first Business Day after the end of the grace period abovementioned, and the other installments on the same day in the subsequent months;

(b)        if held by Court Deposits Labor Creditors (or those which may meet this category, if any Court Deposit is made by Oi Group in the respective Proceeding dealing with the Labor Credit in question after the presentation of this Plan to the Judicial Reorganization Court), their payment will be made in accordance with Clause 4.1.5 below; or

(c)         if held by Labor Creditors that hold Labor Credits Cost of Loss of Suit, their payment shall be made, upon Court Deposit in the records of the respective Proceeding or through deposit to be made in a bank account to be previously indicated by the Creditor, as decided by the Oi Group and at its sole discretion, after the final decision rendered in court that, in an incident of credit qualification or challenge, decides for the inclusion of the respective Labor Credits Cost of Loss of Suit in the General List of Creditors, in accordance with Clause 4.1, starting the term of one hundred and eighty (180) calendar days of the grace period, on the date on which the decision is made final and unappealable, considering that the first installment will mature on the first Business Day after the end of the grace period abovementioned, and the other installments on the same day in the subsequent months.

4.1.5. Court Deposits Labor Creditors. The payments of the Labor Credits held by the Court Deposits Labor Creditors to be made under Clauses 4.1 and 4.1.1 shall occur upon the withdrawal of the amount of the Court Deposits by the respective Court Deposits Labor Creditor, after the Judicial Ratification of the Plan, up to the limit of the amount of such Labor Creditor included the Creditors’ List of the Bankruptcy Trustee and observing the provisions of the sub-clauses below.

4.1.5.1. Observing the provisions of Clauses 4.1.5.2 and 4.1.5.3 below, the payment of the Court Deposits Labor Credits owed under Clause 4.1.1 shall occur upon the withdrawal of the amount of the Court Deposit by the respective Court Deposits Labor Creditor, after the New Creditors’ General Meeting, up to the limit of fifty thousand Reais (BRL 50,000.00).

4.1.5.2. In the event that the Court Deposits mentioned in Clause 4.1.5 above are greater than the amounts of the respective Labor Credits contained in the Creditors’ List of the Bankruptcy Trustee, the respective exceeding amounts will be withdrawn by Oi Group.

4.1.5.3. In the event that the Court Deposits mentioned in Clause 4.1.5 above are provenly lower than the amount of the respective Labor Credits included in the Creditors’ List of the Bankruptcy Trustee, the remaining balances of the respective Labor Credits shall be paid under the terms and conditions applicable to each one of Clauses 4.1 and 4.1.1, as the case may be.

4.1.5.4. With due regard for the provisions of Clause 4.1.5.2 above, the amount of the Labor Credit held by the Court Deposits Labor Creditor will be paid for purposes of indemnity, comprising any and all fees of the respective Labor Attorneys or other professionals, as well as court expenses and costs incurred by the Court Deposits Labor Creditor in question.

4.1.6. Fundação Atlântico Labor Credit. The Fundação Atlântico Labor Credit will be paid under the following conditions, in accordance with the amount contained in the Creditors’ List of the Bankruptcy Trustee:

4.1.6.1. Grace Period: grace period of amortization of the principal of five (5) years, as of the date of the Judicial Ratification of the Plan.

4.1.6.2. Installments: amortization of the principal in six (6) annual and successive installments, with the first installment maturing on the first Business Day after the end of the grace period referred to in Clause 4.1.6.1 above.

4.1.6.3. Interest/inflation adjustment: INPC + five and a half percent (5.5%) per year, incurred as of the Judicial Ratification of the Plan until the date of the Judicial Ratification of the Amendment to the PRJ, and, as of the Judicial Ratification of the Amendment to the PRJ, the actuarial index in force in each year will be applicable, as defined by Fundação Atlântico, observing its bylaws and the applicable legislation, provided that (i) the interest/inflation adjustment incurred over the first five (5) years as of the Judicial Ratification of the Plan will not be paid in such period, being capitalized at the principal amount annually; and (ii) the interest on the new principal amount will be paid annually as of the last Business Day of the month in which the lapse of time referred to in item (i) above is completed, together with the amortization installments of the principal amount.”

6.5.           Debtors resolve to include a new Clause 4.2.5 and subclauses in the Original Plan to set forth the event of advance the payment of Secured Credits by Debtors, which shall go into force with the following wording:

“4.2.5. Purchase Obligation. In the event of the disposal of the UPI Movable Assets, the Oi Group shall have the obligation, within thirty (30) calendar days as of the financial liquidation of the disposal of the UPI Movable Assets, to allocate part of the respective Net Revenue from the Sale of UPI Movable Assets to advance the payment of up to one hundred percent (100%) of the remaining amount of the Secured Credits held by the Secured Creditors (“Purchase Obligation of the Secured Creditors”), and, in this case, not being applicable (i) any discount rate to the respective Secured Credits to be paid within the scope of the exercise of the Purchase Obligation of the Secured Creditors, and (ii) any collection by the Secured Creditors and the payment by Oi Group of any additional amount to the respective Secured Creditors due to the exercise of the Purchase Obligation of the Secured Creditors, including any fees, fines, penalties or indemnifications. Any and all payments to be made within the scope of the exercise of the Call Option set forth in this Clause 4.2.5 shall be limited to the total amount of the outstanding balance of the credit held by the respective Secured Creditor adjusted on the exercise date of the Purchase Obligation of the Secured Creditors, including pro rata interest calculated up to the exercise date of the Purchase Obligation of the Secured Creditors.

4.2.5.1. Due to the Purchase Obligation of the Secured Creditors assumed by Debtors under Clause 4.2.5 above, the Secured Creditors agree that, as of the Judicial Ratification of the Amendment to the PRJ and until the financial liquidation of the disposal of UPI Movable Assets or until June 30, 2022, whichever is first, and such term may be later extended out of common agreement between the Debtors and the Secured Creditors, the Debtors are authorized to enforce or comply with the provisions set forth in this Plan according to its terms and conditions, including the raising of New Funds under this Plan, which shall not entail in, or be considered, a default by Debtors of any contractual instruments executed with the Secured Creditors, in observance of the provisions of Clause 1.2.10 of this Plan.

4.2.5.2. Alternatively to the payment of their Secured Credits within the scope of the exercise of the Purchase Obligation of the Secured Creditors set forth in Clause 4.2.5 above, the Secured Creditors can choose to, within thirty (30) days as of the drawing up of the auction records in favor of the winner of the Competitive Bidding Procedure for disposal of the UPI Movable Assets, through an electronic platform to be provided by the Oi group at the electronic address www.credor.oi.com.br, that:

(i)            the outstanding balance of their respective Secured Credits exclusively held against Oi Móvel adjusted on the date of drawing up of the auction records in favor of the winner of the Competitive Bidding Procedure for the disposal of the UPI Movable Assets be transferred to SPE Movable and becomes a part of the Assets, Liabilities and Rights of UPI Movable Assets, observing, in this case, the provisions of Clause 5.3.8.1.1. In this case, the other Secured Credits held by the respective Secured Creditor against the other Debtors that are not transferred to SPE Movable shall remain subject to the Purchase Obligation of the Secured Creditors set forth in Clause 4.2.5 above. If the respective Secured Creditors do not exercise the option set forth in this item (i) of Clause 4.2.5.2 within the respective term, Debtors may take all necessary measures to dispose the UPI Movable Assets without the respective Secured Credits, observing, in this case, the provisions of Clauses 4.2.5 and 4.2.5.1 above; and/or

(ii)         the outstanding balance of their respective Secured Credits held against the Debtors adjusted on the date of drawing up of the auction records in favor of the winner of the Competitive Bidding Procedure for the disposal of the UPI Movable Assets is not object of the Purchase Obligation of the Secured Creditors and, therefore, is paid under Clause 4.2.5. In this case, the Secured Credits held by the respective Secured Creditor against the Debtors shall remain being paid as set forth in the Plan originally applicable to the payment of their respective Secured Credits and the Debtors may use the respective portion of the Net Revenue from the Sale of UPI Movable Assets, that would be used for the purposes of the exercise of the Purchase Obligation of the Secured Creditors, to fund its telecommunications infrastructure projects or those of its affiliates.

6.6.           The Debtors resolve to include the new Clauses 4.3.7, 4.3.7.1, 4.3.8, 4.3.8.1, 4.3.9 and 4.3.9.1 in the Original Plan, which will henceforth become effective with the following wording:

“4.3.7. Within the term of forty-five (45) calendar days, as of the date of the New Creditors’ General Meeting, the Class III Unsecured Creditors, with credits in the amount of up to three thousand reais (BRL 3,000.00) that still have not been fully settled by the date of the New Creditors’ General Meeting and/or that have filed an incident of credit qualification or challenge by the date of the New Creditors’ General Meeting, may exercise the option in the electronic platform to be provided by Oi Group at electronic address www.credor.oi.com.br, for receipt, in full, of the amount of their credit up to the limit of three thousand reais (BRL 3,000.00), through a deposit to be made in a bank account indicated by the respective Class III Unsecured Creditors within, at most, ninety (90) calendar days (a) as of the date of Judicial Ratification of the Amendment to the PRJ; or (b) as of the publication date of the decision made final and unappealable that, in an incident of credit qualification or challenge, determined the inclusion of their respective Unsecured Credits in the General List of Creditors.

4.3.7.1. The option set forth in Clause 4.3.7 may also be exercised, within the same term, by Class III Unsecured Creditors, with credits in excess of three thousand reais (BRL 3,000.00), provided that (i) the credits have not yet been fully paid by the date of the New Creditors’ General Meeting; (ii) that have filed an incident of credit qualification or challenge by the date of the New Creditors’ General Meeting; and (iii) at the moment of the exercise of the option set forth in Clause 4.3.7, the respective Class III Unsecured Creditors grant to Debtors in the same electronic platform to be provided by Oi Group at electronic address www.credor.oi.com.br, upon receipt in the total amount of three thousand reais (BRL 3,000.00), full, general, irrevocable and irreversible release for the receipt of the full amount of their respective Unsecured Credits.

4.3.8. Within the term of forty-five (45) calendar days, as of the date of the New Creditors’ General Meeting, the ME/EPP Unsecured Creditors, with credits in the amount of up to thirty-five thousand reais (BRL 35,000.00) that still have not been fully settled by the date of the New Creditors’ General Meeting and/or that have filed an incident of credit qualification or challenge by the date of the New Creditors’ General Meeting, may exercise the option in the electronic platform to be provided by Oi Group at electronic address www.credor.oi.com.br, for receipt, in full, of the outstanding amount of their credit up to the limit of thirty-five thousand reais (BRL 35,000.00), through a deposit to be made in a bank account indicated by the Creditor within, at most, ninety (90) calendar days (a) as of the date of Judicial Ratification of the Amendment to the PRJ; or (b) as of the publication date of the decision made final and unappealable that, in an incident of credit qualification or challenge, determined the inclusion of their respective Unsecured Credits in the General List of Creditors.

4.3.8.1. The option set forth in Clause 4.3.8 above may also be exercised, within the same term, by ME/EPP Unsecured Creditors, with credits in excess of thirty-five thousand reais (BRL 35,000.00), provided that (i) they have not yet been fully paid by the date of the New Creditors’ General Meeting; (ii) that have filed an incident of credit qualification or challenge by the date of the New Creditors’ General Meeting; and (iii) at the moment of the exercise of the option set forth in Clause 4.3.8, the respective ME/EPP Unsecured Creditors grant to Debtors in the same electronic platform to be provided by Oi Group at electronic address www.credor.oi.com.br, upon receipt in the total amount of thirty-five thousand reais (BRL 35,000.00), full, general, irrevocable and irreversible release for the receipt of the full amount of their respective Unsecured Credits.

4.3.9. In compliance with item “(c)” of Chapter “I” of the decision on pages 425,465/425,471 of the Judicial Reorganization proceedings, the Debtors shall exert their best efforts to reduce their list of Creditors and shall allow the Class III Unsecured Creditors holders of Credits in the amount of up to three thousand reais (BRL 3,000.00) resulting from decisions made final and unappealable and rendered in the Civil Special Courts and that have filed an incident of credit qualification or challenge of their respective Credits by the date of the New Creditors’ General Meeting to exercise, within the term of up to ninety (90) calendar days as of the date of Ratification of the Amendment to the PRJ, in the electronic platform to be provided by Oi Group at electronic address www.credor.oi.com.br, an option to receive the amount of up to three thousand reais (BRL 3,000.00) of their respective Credits, upon deposit to be made to a bank account indicated by the respective Class III Unsecured Creditor through such platform, within, at most, ninety (90) calendar days as of the end date of the option term set forth in this Clause 4.3.9, provided that, by the end of the option term set forth in this Clause 4.3.9, the decision has already been made final and unappealable that, in an incident of credit qualification or challenge, determines the inclusion of the respective Credit in the General List of Creditors, or that the respective Credit has already been listed in the Creditors’ List of the Bankruptcy Trustee.”

4.3.9.1. The option set forth in Clause 4.3.9 above may also be carried out within the same term and observing the same conditions set forth there in by the Class III Unsecured Creditors owners of Credits arising from decisions made final and unappealable, rendered in the Civil Special Court, in an amount higher than three thousand reais (BRL 3,000.00), provided that, in the moment that the option set forth in Clause 4.3.9 is made, they grant to Debtors, in the same electronic platform to be provided by the Oi Group in the electronic address www.credor.oi.com.br, upon receipt of the total amount of three thousand reais (BRL 3,000.00), full, general, irrevocable and irreversible release for the receipt of the full amount of their respective Unsecured Credits.”

6.7.           Due to the modification described in Clause 6.6 above of this Amendment, the Debtors resolve to include the new Clauses 4.5.6 and 4.5.7 in the Original Plan, which will henceforth become effective with the following wording:

“4.5.6. For the purposes of the provisions of Clauses 4.3.7, 4.3.8 and 4.3.9, the Debtors shall not be liable for any non-compliance with the option made by the respective Creditors and the information mistakenly or untimely provided through the electronic platform to be provided by Oi at electronic address www.credor.oi.com.br. In the event of untimeliness or mistake in the provision of information by a certain Creditor, the payment of their Pre-Petition Credits shall be made as provided in the Plan originally applicable to the payment of their respective Pre-Petition Credits.”

“4.5.7. The Creditor eligible for the payment methods of the Credits set forth in Clauses 4.3.7, 4.3.8 and 4.3.9, which fail to make the choice of payment option for its respective claims within the term and methods established in this Plan, will receive its respective Pre-Petition Credits in the form set forth in the Plan originally applicable to the payment of its respective Pre-Petition Credits.”

6.8.           The Debtors resolve to include the new Clause 4.7 and sub-clauses in the Original Plan in order to provide for reverse auctions to be held by the Debtors for prepayment of Unsecured Credits. Thus, due to the resolution set forth in this Clause 6.8, the current Clauses 4.7 to 4.11 of the Original Plan shall be renumbered. Such new Clauses will henceforth become effective with the following wording:

“4.7. Reverse auction for prepayment of Unsecured Credits. Without prejudice to the other terms and conditions set forth in Clause 4 of this Plan, the Debtors are allowed, at any time after the Judicial Ratification of the Amendment to the PRJ and during the period of five (5) years as of such ratification, at their sole discretion, regardless of prior authorization from the Judicial Reorganization Court or the Creditors, to promote one or more rounds of prepayment of Unsecured Creditors that offer novated Unsecured Credits under the terms of this Plan with the highest discount rate in each round carried out (each round referred to as a “Reverse Auction”).

4.7.1. Reverse Auction Conditions. The specific conditions of each Reverse Auction, including any minimum discount restrictions and rules for participation shall be detailed in the respective public notice to be disclosed prior to the respective Reverse Auction by the Debtors at the electronic auction www.recjud.com.br and subsequently sent to the interested Unsecured Creditors that carry out the registration set forth in Clause 4.7.2 below.

4.7.2. Communication on Participation in Reverse Auction. Unsecured Creditors interested in participating in a possible Reverse Auction may, at any time within the term established by the Debtors, register at the electronic address www.credor.oi.com.br to receive the notice from the Debtors about the respective Reverse Auction.

4.7.3. Reverse Auction Public Notice. The registration at the electronic address indicated above will confirm the interest of the Unsecured Creditor in participating in a possible Reverse Auction and, in addition to the disclosure at the electronic address www.recjud.com.br, the Unsecured Creditor will receive at the email address registered in the public notice in which it will be informed, among other necessary information, the date, the form (electronic, in person or through registered mail) and the conditions for participation in the bidding procedures. Unless otherwise indicated by the Debtors, there will be no other form of communication with the Unsecured Creditor interested in participating in any Reverse Auction other than through the e-mail registered on the website mentioned above.

4.7.4. Reverse Auction Winner(s). In each Reverse Auction promoted by the Debtors, the Unsecured Creditor(s), which present(s) the highest discount percentage over the total amount of its(their) Unsecured Credits, will be considered the winner(s), and so on, considering, in this case, the conditions set forth in the Plan originally applicable to the payment of their respective Unsecured Credits until the total use of the funds allocated by the Debtors for a given Reverse Auction. If more than one Unsecured Creditor is considered the winner of a certain Reverse Auction and the funds allocated by the Debtors for the Reverse Auction are not sufficient for the full payment (after application of the offered discount) of the winning Unsecured Creditors, their respective Unsecured Credits shall be paid on a pro rata basis and limited to the adjusted outstanding balance of the respective Unsecured Credits, including pro rata interest calculated up to the date of the respective Reverse Auction, it being certain that the remaining balance of the principal amount of their respective Unsecured Credits and respective charges after such payments within the scope of a certain Reverse Auction shall continue to be paid under the option chosen by the respective Unsecured Creditors for payment of their Unsecured Credits.

4.7.5. Payment Method. Debtors may choose, at their sole discretion, to use different payment methods of the Unsecured Credits held by the winner(s) of a certain Reverse Auction, observing the provisions in Clause 4.7.4 above, including the payment in cash, in assets of Debtors or in shares issued by the Debtors’ subsidiaries, it being certain that (i) if Debtors choose to make the respective payments in cash, and exclusively for the purposes of payment within the scope of a certain Reverse Auction, Debtors must hold, on the date of a certain Reverse Auction, a consolidated cash balance of at least two billion reais (BRL 2,000,000,000.00); and (ii) if the Debtors choose to make the respective payment in assets or in shares issued by their subsidiaries, the offer to pay must be accompanied by an assessment report prepared by independent third-party appraisers, certifying the amount assigned to the respective assets or shares within the scope of a certain Reverse Auction.

4.7.6. The Reverse Auction procedure set forth in this Clause 4.7 will be carried out exclusively by the Debtors and, until the closing date of the Judicial Reorganization, under the supervision of the Bankruptcy Trustee and the Judicial Reorganization Court.”

6.9.           The Debtors resolve to amend the wording of Clause 5.1 of the Original Plan and include new Clauses 5.1.1, 5.1.2 and 5.1.4 to the Original Plan. Accordingly, the current Clause 5.1.1 of the Original Plan will be renumbered and will appear as the new Clause 5.1.3 of the Original Plan. Such clauses will henceforth become effective with the following new wording:

“5.1. Disposal of Assets. After the Approval of the Plan as a way of fund-raising, Oi Group may promote the disposal of the items, which are part of the permanent assets (non-current) of the Debtors that are listed in Exhibit 3.1.3, as well as other real or personal properties, which are part of its permanent assets, in the form of UPIs or not, regardless of a new approval by the Pre-Petition Creditors, pursuant to arts. 60, 66, 140, 141, 142 and the LFR and with due regard for the terms and conditions of this Plan and any applicable requirements, authorizations or regulatory limitations, namely regarding ANATEL and CADE.

5.1.1. Oi Group, as a way of fund-raising, may additionally promote the disposal of Non-Relevant Assets that are not listed in Exhibit 3.1.3, regardless of a new approval by the Judicial Reorganization Court or the Pre-Petition Creditors, provided that any requirements or authorizations set forth in Oi’s Bylaws or of the other Debtors, as applicable, are complied with.

5.1.2. As a way of fund-raising, Oi Group may also promote the disposal of the Relevant Assets, provided that any requirements or authorizations set forth in Oi’s Bylaws or of the other Debtors, and any necessary regulatory authorizations, as applicable, are complied with, and, while the Judicial Reorganization is not ended, provided it is approved by the Judicial Reorganization Court.

5.1.3. With the purpose of generating liquidity and improving their cash flow, the Debtors will use their best efforts with the purpose of benefiting themselves from opportunities to participate of a consolidation phase of the Brazilian telecommunication market and of assets disposal, including those arising from eventual changes in the regulatory model, always with due regard for the provisions of Clauses 5.1, 5.1.1 and 5.1.2 above and pursuant to the interest of the Debtors themselves, regardless of compliance with obligations still pending towards creditors, which is the subject-matter of the Judicial Reorganization Plan.

5.1.4. As established in Clause 3.1.3.3., when disposing of movable assets or real properties of Oi Group, without the constitution of UPI, including the disposal of such assets individually or in blocks, directly or indirectly through the contribution of them in the capital of any company and the disposal of quotas or shares issued by it, the acquirer(s) will not succeed any Oi Group obligations whatsoever, pursuant to the provisions of art. 141, item II of LFR, including environmental, regulatory, administrative, anti-corruption, labor obligations and that arising from solidarity assumed by Oi Group for the fulfillment of all obligations established in the Original Plan and its Amendment, except for the obligations related to the disposed property itself (propter rem), such as IPTU (Urban Building and Land Tax) and condominium.”

6.10.       The Debtors wish to include the new Clauses 5.2, 5.3 and sub-clauses in the Original Plan to provide for the constitution, organization and way of potential disposal of isolated production units pursuant to art. 60 of LFR. Such new Clauses will henceforth become effective with the following wording:

“5.2. Constitution and Disposal of UPIs: Without prejudice to the provision of Clause 5.1 above, and under the authorization for disposal of assets set forth in that clause, as a way to increase the measures aimed at the economic-financial recovery and to facilitate the process for disposal of assets, the Debtors (i) may constitute and organize, upon the execution and implementation of corporate reorganization operations that they deem more efficient and convenient, up to four (4) UPIs within those described in Clauses 5.3 and sub-clauses 5.3.1 to 5.3.4 below (jointly the “Defined UPIs”) to be disposed, individually or in blocks, in whole or in part, without the acquirer(s) succeeding the Debtors in any debts, contingencies and obligations of any nature, including in relation to the fiscal, tax and non-tax, environmental, regulatory, administrative, labor, criminal and anti-corruption obligations and those arising from the joint and several liability assumed by the Oi Group for the compliance with all obligations set forth in the Plan and its Amendment, under articles 60, sole paragraph, 141, item II and 142 of the LFR and article 133, paragraph one, item II of Law No. 5,172/1966.

5.3. Constitution and Disposal of the Defined UPIs. The Debtors organized or may organize up to four (4) specific purpose companies, as joint-stock companies, to compose UPI Movable Assets, UPI Towers, UPI Data Center and UPI InfraCo. The conditions for the disposal of each of the Defined UPIs must comply with the provisions of this Plan and the applicable legislation and regulation, and will be included in each competitive bidding public notice for disposal of the Defined UPIs, to be submitted to the case records of the Judicial Reorganization (“Public Notice”) and published, on a timely basis, in the official gazette and in a newspaper of wide circulation. The conditions set forth in the Public Notice shall include, among other rules: (a) deadline for qualification and carrying out the respective competitive bidding; (b) term and conditions for carrying out prior due diligence, if applicable; (c) the draft of the Sale and Purchase Agreement to be signed; and (d) the respective modalities, the procedures to be adopted in each competitive bidding and the criteria to determine the winning bids.

5.3.1. Composition of the UPI Movable Assets. The UPI Movable Assets will be composed of 100% of shares issued by SPE Movable, free and clear of any liens and encumbrances, to whose share capital the Debtors must contribute until the respective Contribution Date, by means of corporate and/or contractual operations, all Assets, Liabilities and Rights of UPI Movable Assets, as described in Exhibit 5.3.1. All other assets, liabilities and rights that are not transferred from Debtors to SPE Movable, as described in Exhibit 5.3.1, and which are not expressly listed as Assets, Liabilities and Rights of UPI Movable Assets, also pursuant to Exhibit 5.3.1, are not part of the UPI Movable Assets and will not be part of the judicial disposal, remaining in the ownership and obligation of Debtors or another Defined SPE UPI, if so established in this Plan.

5.3.1.1. SPE Movable will not be jointly liable with the Debtors for the compliance and, therefore, will not be held responsible for any obligations established in the Plan, including those obligations for payment of Pre-Petition Credits.

5.3.2. Composition of the UPI Towers. The UPI Towers will be composed of 100% of shares issued by SPE Towers, free and clear of any liens and encumbrances, to whose share capital the Debtors must contribute until the respective Contribution Date, by means of corporate and/or contractual operations, all Assets, Liabilities and Rights of UPI Towers described in Exhibit 5.3.2. All other assets, liabilities and rights that are not transferred from Debtors to SPE Towers and which are not expressly listed as Assets, Liabilities and Rights of UPI Towers, pursuant to Exhibit 5.3.2, are not part of the UPI Towers and will not be part of the judicial disposal, remaining in the ownership and obligation of Debtors or another Defined SPE UPI, if so established in this Plan.

5.3.2.1. SPE Towers will not be jointly liable with the Debtors for the compliance and, therefore, will not be held responsible for any obligations established in the Plan, including those obligations for payment of Pre-Petition Credits.

5.3.3. Composition of the UPI Data Center. The UPI Data Center will be composed of 100% of shares issued by SPE Data Center, free and clear of any liens and encumbrances, to whose share capital the Debtors must contribute until the respective Contribution Date, by means of corporate and/or contractual operations, all Assets, Liabilities and Rights of UPI Data Center described in Exhibit 5.3.3. All other assets, liabilities and rights that are not transferred from Debtors to SPE Data Center, as described in Exhibit 5.3.3, and which are not expressly listed as Assets, Liabilities and Rights of UPI Data Center, also pursuant to Exhibit 5.3.3, are not part of the UPI Data Center and will not be part of the judicial disposal, remaining in the ownership and obligation of Debtors and/or another Defined SPE UPI, if so established in this Plan.

5.3.3.1. SPE Data Center will not be jointly liable with the Debtors for the compliance and, therefore, will not be held responsible for any obligations established in the Plan, including those obligations for payment of Pre-Petition Credits.

5.3.4. Composition of the UPI InfraCo. The UPI InfraCo will be composed of 100% of shares issued by SPE InfraCo, free and clear of any liens and encumbrances, to whose share capital the Debtors must contribute until the respective Contribution Date, by means of corporate and/or contractual operations, all Assets, Liabilities and Rights of UPI InfraCo described in Exhibit 5.3.4. All other assets, liabilities and rights that are not transferred from Debtors to SPE InfraCo, as described in Exhibit 5.3.4, and which are not expressly listed as Assets, Liabilities and Rights of UPI InfraCo, also pursuant to Exhibit 5.3.4, are not part of the UPI InfraCo and will not be part of the judicial disposal, remaining in the ownership and obligation of Debtors and/or another Defined SPE UPI, if so established in this Plan.

5.3.4.1. SPE InfraCo will not be jointly liable with the Debtors for the compliance and, therefore, will not be held responsible for any obligations established in the Plan, including those obligations for payment of Pre-Petition Credits.

5.3.5. Oi Group Remaining Activity. After the restructuring of Oi Group to transfer the Assets, Liabilities and Rights of the Defined UPIs to the respective Defined UPIs, as described in Clauses 5.3.1 to 5.3.4 above and in Exhibits 5.3.1 to 5.3.4, Oi Group will remain with all activities, assets, rights and obligations not expressly transferred to the Defined UPIs, including important infrastructure assets of the telecommunications network, retail clients and part of the corporate clients, specifically those of a public nature, IT and Digital services (Oi Soluções), in addition to fiber clients, which shall be, pursuant to its strategic plan and the feasibility report prepared by Ernst & Young (EY) included in Exhibit II to the amendment, sufficient to guarantee the continuity of its activities and payment of its debts under the terms of this Plan.

Currently, Oi Group has the largest national fiber-optic network, with the largest integrated infrastructure in Brazil, serving 2,270 cities across the Country. Oi Group has a privileged position and the larger capacity to provide fiber and enable 5G in Brazil. Fiber optics will be the center of Oi Group’s strategy, playing an extremely important role in all segments, such as Broadband, Wholesale, TV, B2B and Mobile, and Oi Group will have a relevant role in the development and expansion of its fiber-optic activities by means of an interest that will hold in the share capital of SPE InfraCo, as previously described.

The transfer of the respective Assets, Liabilities and Rights to the Defined UPIs and the subsequent disposal of the Defined UPIs are part of Oi Group’s strategy to simplify the group’s operations, with a focus on efficiency and digital transformation to enable the reduction of operating costs. Such strategy, therefore, aims to make Oi Group assume a relevant role in the constitution of a national leading company in fiber optics and Infrastructure, making its business model sustainable, focused on its main competitive advantages. The disposal of the Defined UPIs will also allow Debtors to maximize the economic value of their investments through more efficient exploitation of their network elements and the opening of new possibilities for the exploitation of these networks to third-parties or to their competitors in the telecommunications sector.

In addition, Oi Group intends to reorganize its activities pursuant to Clause 7.1 and Exhibit 7.1 of this Plan, in order to consolidate the companies that provide telecommunication services, Oi Móvel, Telemar and Oi, in order to simplify its corporate structure, to collect the operational and financial synergies and in order to strengthen its revenue generation as of the continuity of the exploitation of corporate, information technology services, in addition to its immense transportation network infrastructure, through fiber and copper.

5.3.6. Transfer of Assets, Liabilities and Rights of the Defined UPIs and Operation of the Defined SPEs UPIs. The Debtors will contribute and transfer the Assets, Liabilities and Rights of Defined UPIs to the Defined UPIs in the manner and until the date set forth in the respective Sale and Purchase Agreements (as defined below) (the “Contribution Date”), so that the Defined SPEs UPIs may operate the respective Assets, Liabilities and Rights of Defined UPIs independently and with all necessary licenses and authorizations.

5.3.7. Situation of the Defined SPEs UPIs at the time of the Transfer. With the exception of SPE InfraCo that shall have the financial obligation described in Clause 5.3.7.1 below during the transfer of its shares for the respective acquirer, as well as of SPE Movable that, under Clause 4.2.5.2, may have the financial obligation described in Clause 5.3.7.2 during the transfer of its shares for the respective acquirer, each one of the other Defined SPEs UPIs shall not have any financial obligation before third parties and the only liabilities of the respective Defined SPEs UPIs shall be those expressly described in the respective exhibits of the Assets, Liabilities and Rights of the Defined UPIs.

5.3.7.1. During the transfer of SPE InfraCo, SPE InfraCo shall have, in addition to the liabilities expressly described in Exhibit 5.3.4 (Assets, Liabilities and Rights of UPI InfraCo), a post-petition debt in the total amount of two billion, four hundred and twenty-six million, four hundred and seventy-three thousand, eight hundred and fifty-eight reais and seventy-seven centavos (BRL 2,426,473,858.77) jointly with Telemar, due to the assumption of the debt of Oi Móvel, under article 299 of the Civil Code, as a result of the payment obligation to Telemar of declared and unpaid interim dividends (“InfraCo Debt”).

5.3.7.2. If a certain Secured Creditor that holds a Secured Credit against Oi Móvel chooses to transfer to SPE Movable, as set forth in Clause 4.2.5.2, the adjusted outstanding balance of their respective credits held against Oi Móvel on the date of drawing up of the auction records in favor of the winner of the Competitive Bidding Procedure to dispose the UP Movable Assets, SPE Movable shall hold, in addition to the liabilities expressly described in Exhibit 5.3.1 (Assets, Liabilities and Rights of UPI Movable Assets.), such debt with the Secured Creditor that exercised the option under Clause 4.2.5.2.

5.3.8. Disposal of the Defined UPIs. Without prejudice to other terms and conditions set forth in the respective Public Notice and with due regard for the provisions in the following clauses, as well as in arts. 60 and 142 of LFR, the Defined UPIs will be judicially disposed of, individually or in a block of Defined UPIs (as hereinafter defined by the Debtors and informed in the respective Public Notices), in whole or part, upon the transfer of the shares issued by each Defined SPE UPI and competitive bidding between potential interested parties, in the form of sealed bids, as provided in art. 142, item II of LFR (“Competitive Bidding Procedure”). The Competitive Bidding Procedure for the disposal of each Defined UPI, or block of Defined UPIs, as applicable, must comply with all the terms and conditions contained in this Plan and the respective Public Notice.

5.3.8.1. Disposal of the UPI Movable Assets. The Competitive Bidding Procedure for the disposal of the UPI Movable Assets will be carried out under the terms and conditions set forth in this Plan and in the respective Public Notice, through the submission of sealed bids for the acquisition of one hundred percent (100%) of the shares issued by SPE Movable, it being certain that, except in the event set forth in Clause 5.3.8.1.1 below, the payment of the acquisition price of the UPI Movable Assets by the respective acquirer must be made in cash, observed the minimum amount of fifteen billion reais (BRL 15,000,000,000.00) (“UPI Movable Assets Minimum Price”), and the main terms and conditions set forth in Exhibit 5.3.8.1.

5.3.8.1.1. If a certain Secured Creditor chooses to transfer to SPE Movable, under the terms set forth in Clause 4.2.5.2, the outstanding balance of their respective credits held against Oi Móvel adjusted on the date of drawing up of the auction records in favor of the winner of the Competitive Bidding Procedure to dispose of UPI Movable Assets, the UPI Movable Assets Minimum Price must consider the amount of the respective debt jointly with the Secured Creditor transferred to SPE Movable, and shall correspond, in this case, to the amount equivalent to the difference between the amount of fifteen billion reais (BRL 15,000,000,000.00) and the amount of such debt transferred to SPE Movable. In this case, the respective acquirer of SPE Movable can subsequently, at their sole discretion, decide to advance the payment of 100% of the adjusted outstanding balance of the credits held by the Secured Creditor against SPE Movable, no charge by the respective Secured Creditor being owed and no payment by SPE Movable of any additional sum to the respective Secured Creditor being owed due to the advance of the payment of such Secured Credits, including any rates, fees, penalties or indemnities.

5.3.8.2. Disposal of the UPI Towers. The Competitive Bidding Procedure for the disposal of the UPI Towers will be carried out under the terms and conditions set forth in this Plan and in the respective Public Notice, through the submission of sealed bids for the acquisition of one hundred percent (100%) of the shares issued by SPE Towers, it being certain that, the payment of the acquisition price of the UPI Towers by the respective acquirer must be made in cash, observed the minimum amount of one billion reais (BRL 1,000,000,000.00) (“UPI Towers Minimum Price”), and the terms and conditions set forth in Exhibit 5.3.8.2.

5.3.8.3. Disposal of the UPI Data Center. The Competitive Bidding Procedure for the disposal of the UPI Data Center will be carried out under the terms and conditions set forth in the respective Public Notice, through the submission of sealed bids for the acquisition of one hundred percent (100%) of the shares issued by SPE Data Center, it being certain that the payment of the acquisition price of the UPI Data Center by the respective acquirer must observe the minimum amount of three hundred twenty-five million reais (BRL 325,000,000.00) (“UPI Data Center Minimum Price”) and may be carried out as follows: (i) an installment at sight in cash in the minimum amount of two hundred and fifty million reais (BRL 250,000,000.00) to be paid on the date of conclusion of disposal of UPI Data Center; and (ii) the outstanding amount of, at least, seventy-five million reais (BRL 75,000,000.00) in installments to be paid in the manner and term set forth in the respective Sale and Purchase Agreement, the draft of which is included in Exhibit 5.3.8.3 of the Plan.

5.3.8.3.1. In order to enable the disposal of the UPI Data Center, access the maximum possible number of interested parties and maximize the amount to be generated for payment to Creditors, Oi Group contracted the services of financial advisors to prospect and interact with any parties interested in the acquisition of the UPI Data Center. Such measures resulted in the receipt by Oi Group of a binding bid to acquire UPI Data Center submitted by company Titan Venture Capital e Investimentos Ltda., wholly-owned subsidiary of the global financial institution Piemonte Holding de Participações S.A. (“Titan”), copy which is included in Exhibit 5.3.8.3.1 (“UPI Data Center Binding Bid”) and was used as basis to determine the UPI Data Center Minimum Price.

5.3.8.3.2. Due to the submission of the UPI Data Center Binding Bid, Titan is automatically qualified to participate, directly or through an Affiliate, in the Competitive Bidding Procedure for disposal of the UPI Data Center described in Clause 5.3.8.3.3 and its sub-clauses below and will be waived from complying with the provisions in Clauses 5.3.8.3.3.6 and 5.3.8.7 below.

5.3.8.3.3. Competitive Bidding Procedure for judicial disposal of the UPI Data Center. The UPI Data Center will be legally disposed of according to the rules defined in this Plan and in the UPI Data Center Public Notice, in the form of sealed bids.

5.3.8.3.3.1. After the Judicial Ratification of the Amendment to the PRJ, at its sole discretion, the Debtors shall publish the UPI Data Center Public Notice. The UPI Data Center Public Notice will establish, among other issues regarding the Competitive Bidding Procedure, (i) the requirements and conditions for participation in the Competitive Bidding Procedure, including the Minimum Conditions and the UPI Data Center Conditions, and for the acquisition of the UPI Data Center; and (ii) the term and conditions for carrying out the Due Diligence.

5.3.8.3.3.2. With the exception of Titan, which has already submitted the UPI Data Center Binding Bid included in Exhibit 5.3.8.3.1, all parties interested in participating in the Competitive Bidding Procedure for the disposal of the UPI Data Center, which meet the requirements for their participation in this Competitive Bidding Procedure, must send to the Debtors, within the period of ten (10) Business Days counted as of the publication of the UPI Data Center Public Notice, the confidentiality agreement, which must be attached to the UPI Data Center Public Notice, duly signed and accompanied by the documents that prove the powers of representation of the subscriber. The interested parties, which do not sign the mentioned confidentiality agreement, will not be qualified to perform a Due Diligence and the bids eventually sent by such interested parties will not be considered for the purposes of the Competitive Bidding Procedure for the disposal of the UPI Data Center.

5.3.8.3.3.3. The signing of the aforementioned confidentiality agreement will give interested parties unrestricted access to the documents and information of the Due Diligence that will be made available with respect to the UPI Data Center in order to enable the assessment of the Assets, Liabilities and Rights of UPI Data Center and any preparation of a bid by the interested parties.

5.3.8.3.3.4. If (i) the aforementioned confidentiality agreement has its terms amended; and/or (ii) the sending of the confidentiality agreement does not comply with the provisions set forth in this Plan and in the UPI Data Center Public Notice, the respective interested parties will not be qualified to perform a Due Diligence and will not have access to the UPI Data Center documents and information, and the bids eventually sent by such interested parties will not be considered for the purposes of the Competitive Bidding Procedure for the disposal of the UPI Data Center.

5.3.8.3.3.5. Interested parties, which meet the requirements for their participation in this Competitive Bidding Procedure, must, within the period of thirty (30) calendar days counted as of the publication of the UPI Data Center Public Notice, submit their sealed bids for the acquisition of the UPI Data Center, mandatorily under the terms of the form that will be attached to the UPI Data Center Public Notice. The forms must be filed in sealed envelopes before the Judicial Reorganization Court as fixed in the UPI Data Center Public Notice. The interested parties, which submit bids in a manner different from the provisions set forth in this clause, not using the form attached to the UPI Data Center Public Notice or amending any of its terms, will not be considered for the purposes of the Competitive Bidding Procedure for the disposal of the UPI Data Center.

5.3.8.3.3.6. The sealed bids to be submitted by the interested parties must comply with, in addition to the Minimum Conditions set forth in this Plan, the following requirements, which constitute “UPI Data Center Conditions”, without prejudice to other conditions and requirements to be provided for in the UPI Data Center Public Notice: (i) acquisition of all, and no less than all, shares issued by SPE Data Center; (ii) price in an amount higher than the UPI Data Center Minimum Price, in cash, to be disbursed in the manner and term set forth in the draft of the respective Sale and Purchase Agreement, whose draft is included in Exhibit 5.3.8.3 of the Plan; (iii) the express adherence to the draft of the Sale and Purchase Agreement of UPI Data Center and the commitment to observe and comply with all obligations and conditions set forth therein; (iv) express adherence to the terms and conditions fixed in the UPI Data Center Public Notice; (v) agreement with the format and procedure of the Competitive Bidding Procedure for the disposal of the UPI Data Center established in this Plan; (vi) non-submission of the effectiveness of the bid and consummation of the acquisition of the UPI Data Center to any other condition different those contained in the draft of the UPI Data Center Sale and Purchase Agreement, including any requirement to carry out additional diligence; (vii) statement by the bidder acknowledging that the Debtors may, at any time until UPI Data Center Bids Hearing is held, under penalty of the bid sent by such interested party not being considered for the purposes of the Competitive Bidding Procedure for the disposal of the UPI Data Center, require the submission of documentation proving its economic, financial and equity capacity and proof that it has sufficient funds or means available to comply with the payment of the amount proposed for the acquisition of the UPI Data Center, and such proof may be provided upon the submission of an irrevocable letter of credit from a Brazilian financial institution registered before the Central Bank of Brazil; and (viii) bidder’s obligation to declare itself expressly bound and obliged to comply with all the terms, conditions and obligations established in this Plan regarding the sale of the respective assets, as well as any other conditions that may be defined until the date of the publication of the UPI Data Center Public Notice.

5.3.8.3.3.7. The sealed bids will be opened at the UPI Data Center Bids Hearing, according to the availability of the Judicial Reorganization Court to held it, but aiming for it to occur within five (5) Business Days as of the date determined in the UPI Data Center Public Notice for the submission of sealed bids as per Clause 5.3.8.3.3.5.

5.3.8.3.4. UPI Data Center Binding Bid. On June 14, 2020, Titan submitted the UPI Data Center Binding Bid included in Exhibit 5.3.8.3.1, which (observing the terms and conditions set forth therein) is a firm, irrevocable and irreversible binding bid for the acquisition of UPI Data Center by a Titan Affiliate, at the base acquisition price of three hundred and twenty-five million reais (BRL 325,000,000.00), to be paid in cash, subject to the adjustment of the amount and the payment schedule set forth in the UPI Data Center Binding Bid and in the draft of the Sale and Purchase Agreement of UPI Data Center included in Exhibit 5.3.8.3 of the Plan. The UPI Data Center Binding Bid subscribed by Titan represents, for all purposes, a valid offer for the acquisition of the UPI Data Center, subject even to execution aiming at a specific relief, pursuant to arts. 497, 536 and 815 of the Brazilian Code of Civil Procedure.

5.3.8.3.5. Right to Match the Best Bid. Due to the submission of the UPI Data Center Binding Bid, which served as the basis for determining UPI Data Center Minimum Price, if the UPI Data Center Binding Bid submitted by Titan does not represent the best bid submitted in the Competitive Bidding Procedure, Titan will have the right, at UPI Data Center Bids Hearing, at its sole discretion, to match the best offer above UPI Data Center Minimum Price that may be submitted during the Competitive Bidding Procedure for the disposal of the UPI Data Center, provided that, in this case, Titan will be declared the winner of the Competitive Bidding Procedure, pursuant to and under the terms to be set forth in the UPI Data Center Public Notice.

5.3.8.3.5.1. If Titan does not exercise the Right to Match as described in Clause 5.3.8.3.5 above, the Judicial Reorganization Court will render a decision declaring as the winner of the Competitive Bidding Procedure for the disposal of the UPI Data Center the bidder that submitted the Winning Bid as defined in the terms of Clause 5.3.8.8, with due regard for the provisions set forth in Clause 5.3.8.3.3.6.

5.3.8.3.5.2. If the UPI Data Center Binding Bid is terminated prior to the UPI Data Center Bids Hearing, the Right to Match will be legally extinct and Titan or any of its Affiliates will not be able to exercise it in any court or out-of-court proceeding.

5.3.8.3.6. Disposal Certificate. The Judicial Reorganization Court (i) will issue a disposal certificate in favor of the winner of the Competitive Bidding Procedure for the disposal of the UPI Data Center, which will constitute a document capable of proving the judicial acquisition of the UPI Data Center, including the equity interest in SPE Data Center; (ii) it will further determine the lack of succession of the acquirer in any debts and/or obligations of the Debtors and/or any other companies of Oi Group, pursuant to arts. 60, sole paragraph, and 141, item II of LFR, and art. 133, first paragraph, item II of Law No. 5,172/1966.

5.3.8.3.7. Price Payment. The acquisition price of the UPI Data Center must be paid by the winner according to the terms and conditions set forth in the draft of the UPI Data Center Sale and Purchase Agreement.

5.3.8.4. Partial Disposal of the UPI InfraCo. The Competitive Bidding Procedure for the partial disposal of the UPI InfraCo will be carried out under the terms and conditions set forth in the respective Public Notice, through the submission of sealed bids for the acquisition of the majority of the voting shares issued by SPE InfraCo, representing the shareholder control of SPE InfraCo, provided that, in this case, the payment of the acquisition price of the refereed portion of the UPI InfraCo by the respective acquirer must be made in the following manner: (i) upon payment of the minimum amount of six billion and five hundred million reais (BRL 6,500,000,000.00), in cash, in up to three (3) annual installments to be paid as of the date of conclusion of the partial disposal of the UPI InfraCo (“UPI InfraCo Minimum Secondary Installment”); (ii) upon the capital increase in cash of UPI InfraCo through a contribution in the amount of up to five billion reais (BRL 5,000,000,000.00) (“UPI InfraCo Primary Installment”); and (iii) upon the assumption of the obligation to carry out additional contributions in cash to the capital of SPE InfraCo, limited to the difference between five billion reais (BRL 5,000,000,000.00) and the UPI InfraCo Primary Installment (“UPI InfraCo Additional Primary Installment”), in a manner as to guarantee the necessary funds for SPE InfraCo to carry out (a) within the term of up to three (3) months of the conclusion of the partial disposal of the UPI InfraCo, the full payment of the InfraCo Debt set forth in Clause 5.3.7.1 above and (a) the compliance with its investment plan, according to certain parameters to be established in the respective the Public Notice of the Competitive Bidding Procedure for partial disposal of the UPI InfraCo (“Contribution Obligation”). As a guarantee for the compliance with the Contribution Obligation, the Acquirer shall encumber in benefit of the Debtors, as set forth in the respective Public Notice, the common shares issued by SPE InfraCo that ensure that Debtors shall hold the control of SPE InfraCo.

5.3.8.4.1. The parties interested in participating in the Competitive Bidding Procedure for partial disposal of the UPI InfraCo described herein shall also indicate in their bid the percentage that they propose that the shares to be acquire represent in the total share capital of SPE InfraCo, it being hereby defined that it cannot be higher than fifty-one percent (51.0%).

5.3.8.4.2. Debtors may, but are not obligated to, at any time and within, at most, one (1) year of the payment of the last installment of the UPI InfraCo Minimum Secondary Installment, dispose to the respective acquirer of part of the UPI InfraCo the common or preferred shares issued by SPE InfraCo and held thereby that exceed the percentage equivalent to forty-nine percent (49.0%) of the share capital of SPE InfraCo, for the price to be negotiated with the acquirer of the shares issued by SPE InfraCo within the context of the partial disposal of UPI InfraCo, which must be, at least, equivalent to the price per share issued in the partial disposal of UPI InfraCo (“InfraCo Shares Put Right”). Once the InfraCo Shares Put Right is exercised, the respective acquirer shall have the obligation to acquire the shares issued by SPE InfraCo and held by Debtors object of the InfraCo Shares Put Right under the negotiated terms and conditions.

5.3.8.4.3. As set forth above, notwithstanding the implementation of the disposal of the majority of the shares issued by SPE InfraCo described in Clause 5.3.8.4, Debtors, at the moment of financial liquidation of the partial disposal of UPI InfraCo, shall be the holders of shares issued by SPE InfraCo representing, at least, forty-nine percent (49.0%) of the total share capital of SPE InfraCo and shall maintain certain political, economic and governance rights to be subsequently detailed in the respective Public Notice and in the shareholders’ agreement of SPE InfraCo that will be attached to the Public Notice, including the rights to appoint members to the Board of Directors and the Executive Board of SPE InfraCo, to participate in the definition of the investment and coverage plans of SPE InfraCo, to be entitled to the distribution of minimum mandatory dividends, to participate in the definition of the dividends policy of SPE InfraCo, and to be entitled to the parity clause (most-favored nation - MFN) for certain services and activities.

5.3.8.4.4. As a result of the disposal of UPI InfraCo in the manner described above, SPE InfraCo shall not be liable for any obligations of Debtors, including those set forth in the Plan, such as the payment obligations of Pre-Petition Credits and the acquirer of shares issued by SPE InfraCo representing fifty-one percent (51.0%) of all voting shares issued thereby shall not succeed Debtors in any of their debts and/or obligations and/or of any other companies of the Oi Group, pursuant to arts. 60, sole paragraph, and 141, item II, of the LFR and art. 133, paragraph one, item II, of Law No. 5,172/1966. Only a certain number of shares issued by SPE InfraCo held by Debtors, equivalent to forty-nine percent (49.0%) of the total share capital of SPE InfraCo during the financial liquidation of the partial disposal of the UPI InfraCo, which number must be kept by Debtors, may be held liable for the obligations of Debtors, including those of a tax nature, those arising from labor laws, those arising from occupational accidents and those set forth in the Plan, such as the payment obligations of the Pre-Petition Credits.

5.3.8.5. Waiver of Court Appraisal. The Debtors, acting with transparency and good faith, considering the peculiarities and unique characteristics of the assets that form the Defined UPIs and aiming at the speed of the necessary proceedings for implementing the disposal of the Defined UPIs and reducing costs in the procedure, without prejudice to the provisions of this Plan, (a) waive the performance of court appraisal in the Competitive Bidding Procedures for the disposal of the Defined UPIs, with which, hereby, the Creditors agree upon approval of the Amendment to the PRJ; (b) after the Judicial Ratification of the Amendment to the PRJ, the Creditors and the Debtors agree that the performance of a court appraisal by any court will be automatically and definitively waived; and (c) in order to promote efficiency in the implementation of the disposal of all Defined UPIs, the Creditors and Debtors hereby waive any rights, defenses and/or prerogatives solely with respect to the lack of court appraisal in the respective Competitive Bidding Procedures.

5.3.8.6. Prior Due Diligence. The Debtors undertake to, within the scope of each Competitive Bidding Procedure to be carried out, (a) provide to the parties interested in participating in the Competitive Bidding Procedures, by signing a confidentiality agreement and any other documents or taking measures aimed at preserving the interests of the Debtors and compliance with the applicable legal rules, including those related to competitive aspects, access to the documents and information related to the respective Defined UPIs and the Assets, Liabilities and Rights that form the respective Defined UPIs for the performance of a legal, financial and accounting due diligence and independent assessment of such documents and information by the interested parties (“Due Diligence”); (b) provide a team that will be responsible for answering the questions of the interested parties about the Assets, Liabilities and Rights that form the respective Defined UPIs; (c) allow to the interested parties reasonable access to the assets transferred, or to be transferred, to each of the Defined UPIs; and (d) take all other necessary and appropriate measures for the regular performance of the Competitive Bidding Procedure. The terms and conditions for the performance of the Due Diligence of each Defined UPI, or block of Defined UPIs, as the case may be, will be included in the Public Notice of the Competitive Bidding Procedure for the disposal of the respective Defined UPI, or block of Defined UPIs, as the case may be.

5.3.8.7. Qualification – Minimum Conditions. Any parties interested in participating in the Competitive Bidding Procedures must express their interest within seven (7) Business Days as of the publication of the respective Public Notice, and such term may be extended at the sole discretion of the Debtors and later informed in the respective Public Notice, by submitting a qualification notice to Oi Group, under the terms set forth in the Plan and in respective Public Notice, with copy to the Bankruptcy Trustee and protocol before the Judicial Reorganization Court, always within the same term established herein (“Qualification”). Without prejudice to certain financial criteria and other documents and conditions to be set forth in the respective Public Notices, the Qualification notice to be submitted by each party interested in participating in the Competitive Bidding Procedures must comply with, at least, the following conditions (“Minimum Conditions”), under penalty of the Qualification notice of the respective interested party not being considered:

(i)           the interested party must indicate in the Qualification in which Competitive Bidding Procedure or Competitive Bidding Procedures it wishes to participate, further indicating the Defined UPI or block of Defined UPIs for which it intends to submit a bid;

(ii)         the interested party must submit proof of existence and good standing duly issued by the authorities responsible for registering the organization of the interested party;

(iii)       if it is a legal entity, the interested party must submit a copy of the articles of association or bylaws. If it is a joint-stock company, the interested party must submit a copy of the corporate books that indicate the individuals or legal entities, which are the holders of the shares, or, in the case of publicly-held companies, the updated shareholding statement;

(iv)       the interested party must submit a bank reference statement from at least two (2) top tier financial institutions attesting its economic, financial and equity capacity to participate in the respective Competitive Bidding Procedure;

(v)         the interested party must submit proof that it has sufficient funds or means available to comply with the (a) payment of the Minimum Price of the respective Defined UPI(s), and such proof may be provided upon the submission of an irrevocable letter of credit from a Brazilian financial institution registered before the Central Bank of Brazil; or (b) at least, payment of an amount equivalent to the fine (break-up fee) for termination of the respective Sale and Purchase Agreement (as defined below), if applicable; and

(vi)       The interested party must mandatorily and expressly agree with the terms and conditions for the disposal of the assets in question set forth in this Plan, without any reservations.

5.3.8.8. Winning Bid. The results of each Competitive Bidding Procedure will be determined independently. The bid that will be considered the winner of each one of the Competitive Bidding Procedures must observe the following (“Winning Bid”):

(i) For the Competitive Bidding Procedure involving UPI Towers, the Winning Bid shall be the highest bid submitted, observing the respective Minimum Price;

(ii) For the Competitive Bidding Procedure involving UPI Data Center, the Winning Bid shall be the highest bid submitted, observing the respective Minimum Price and without prejudice to the provisions in Clause 5.3.8.3.3;

(iii) For the Competitive Bidding Procedure involving the UPI Movable Assets, the following bid will be considered the Winning Bid, as the case may be:

(a)   The proposal submitted in an amount equal to or higher than the UPI Movable Assets Minimum Price, if a bid in an amount equal to or higher than the UPI Movable Assets Minimum Price is presented;

(b)   The proposal presented in an amount equal to UPI Movable Assets Minimum Price defined at the sole discretion of the Debtors, if two or more bids in amounts equal to the UPI Movable Assets Minimum Price are presented and provided that the Debtors can justify, with grounds, if necessary, that such proposal grants greater legal certainty and safety that the conclusion of the disposal of UPI Movable Assets will contemplate all Assets, Liabilities and Rights of UPI Movable Assets listed in Exhibit 5.3.1 of this Plan, in view of the necessary and applicable regulatory and competition approvals;

(c)   the bid that has been approved as described in Clause 5.3.8.8.1 below, if two or more bids in amounts higher than the UPI Movable Assets Minimum Price are presented;

(d)  the bid that has been approved as described in Clause 5.3.8.8.2 below, if one or more bids in amounts lower than the UPI Movable Assets Minimum Price (“Bid Under the UPI Movable Assets Minimum Price”) are presented.

(iv) For the Competitive Bidding Procedure involving UPI InfraCo, the Winning Bid will be the one that offers the best price per share issued by SPE InfraCo within the scope of the partial disposal of UPI InfraCo, which shall be calculated based on the parameters of the respective proposal, Debtors reserving the right to decide on the percentage of the total voting share capital of SPE InfraCo to be actually disposed to acquirer, deducting from the amount of the secondary installment proposed by the acquirer the amount of the shares that are not actually disposed by Debtors up to, at least, the amount of the UPI InfraCo Minimum Secondary Installment, provided that: (i) the acquirer is not obligated to acquire a portion of the share capital of SPE InfraCo higher than the percentage indicated in their proposal; and (ii) acquirer holds an interest equivalent to fifty-one percent (51.0%) of the voting share capital of SPE InfraCo. In order to adapt SPE InfraCo to the parameters of the transaction, Debtors will determine the split of the share capital of SPE InfraCo into common and preferred shares during the partial disposal of the UPI InfraCo, observing the limits set forth in law.

5.3.8.8.1. If in the Competitive Bidding Procedure involving UPI Movable Assets, two or more bids in amounts higher than the UPI Movable Assets Minimum Price are presented, Debtors may, at their sole discretion, agree with the bid with the highest amount exceeding the UPI Movable Assets Minimum Price (“Second Highest Bid Above the UPI Movable Assets Minimum Price”), provided that (i) the price for acquisition of UPI Movable Assets described in such proposal is, at most, five percent (5%) lower than the one submitted in the highest bid exceeding the UPI Movable Assets Minimum Price; and (ii) Debtors present a justification with grounds that such proposal grants greater legal certainty and safety that the conclusion of the disposal of UPI Movable Assets will contemplate all Assets, Liabilities and Rights of UPI Movable Assets listed in Exhibit 5.3.1. of this Plan in view of the necessary and applicable regulatory and competition approvals. In this case, Debtors must submit the respective Second Highest Bid Above the UPI Movable Assets Minimum Price to the Judicial Reorganization Court, requesting the service of Creditors to express themselves on such proposal within seven (7) Business Days, pursuant to Clause 5.3.8.13 below. If the Creditors do not contest to the respective Second Highest Bid Above the UPI Movable Assets Minimum Price and consequently the disposal of the UPI Movable Assets for the respective amount offered, with due regard for the quorum set forth in Clause 5.3.8.13.1, item (ii), the Judicial Reorganization Court must consider such bid as the Winning Bid and the Debtors will be authorized to dispose of the UPI Movable Assets for the respective amount offered according to the terms and conditions of the Plan and the respective Public Notice. However, if the Creditors contest the respective Second Highest Bid Above the UPI Movable Assets Minimum Price and consequently the disposal of the UPI Movable Assets, with due regard for the quorum set forth in Clause 5.3.8.13.1, item (ii), the Judicial Reorganization Court, after analyzing the reasons presented by the Debtors regarding the indispensability of the disposal of the UPI Movable Assets for the preservation and continuity of Oi Group’s business activities, and on the greatest legal certainty and safety of the respective proposal, as mentioned above, it may consider the respective Second Highest Bid Above the UPI Movable Assets Minimum Price as the Winning Bid and authorize the disposal of the UPI Movable Assets according to the terms and conditions of the Plan and the respective Public Notice.

5.3.8.8.2. If in the Competitive Bidding Procedure involving UPI Movable Assets, one or more Bids Under the UPI Movable Assets Minimum Price are presented, Debtors may, at their sole discretion, agree with the Bid Under the UPI Movable Assets Minimum Price or, if there is one more bid in amount lower than the UPI Movable Assets Minimum Price, with the second highest Bid Under the UPI Movable Assets Minimum Price, provided that (i) the price for acquisition of UPI Movable Assets described in such proposal is, at most, five percent (5%) lower than the one submitted in the highest Bid Under the UPI Movable Assets Minimum Price; and (ii) Debtors present a justification with grounds that such proposal grants greater legal certainty and safety that the conclusion of the disposal of UPI Movable Assets will contemplate all Assets, Liabilities and Rights of UPI Movable Assets listed in Exhibit 5.3.1. of this Plan in view of the necessary and applicable regulatory and competition approvals. In this case, Debtors must submit the respective Bid Under the UPI Movable Assets Minimum Price, or, as the case may be, the second highest Bid Under the UPI Movable Assets Minimum Price to the Judicial Reorganization Court, jointly with a Justification Report, requesting the service of Creditors to express themselves on such proposal within seven (7) Business Days, pursuant to Clause 5.3.8.13 below. If the Creditors do not contest to the respective Bid Under the Minimum Price and consequently the disposal of the UPI Movable Assets for the respective amount offered, with due regard for the quorum set forth in Clause 5.3.8.13.1, item (ii), the Judicial Reorganization Court must consider such Bid Under the Minimum Price as the Winning Bid and the Debtors will be authorized to dispose of the UPI Movable Assets for the respective amount offered according to the terms and conditions of the Plan and the respective Public Notice. However, if the Creditors contest the respective Bid Under the Minimum Price and consequently the disposal of the UPI Movable Assets, with due regard for the quorum set forth in Clause 5.3.8.13.1, item (ii), the Judicial Reorganization Court, after analyzing the Justification Report and the reasons presented by the Debtors regarding the indispensability of the disposal of the UPI Movable Assets for the price presented, for the preservation and continuity of Oi Group’s business activities and, as the case may be, on the greatest legal certainty and safety of the respective proposal, it may consider the respective Bid Under the Minimum Price as the Winning Bid and authorize the disposal of the UPI Movable Assets according to the terms and conditions of the Plan and the respective Public Notice.

5.3.8.9. Sale and Purchase Agreement of the Defined SPEs UPIs. With due regard for the provisions set forth in Clause 5.3.8.8 above, after the determination of the Winning Bid, the bidder of the Winning Bid must enter into a sale and purchase agreement with the respective Debtors and/or BTCM for the acquisition of the shares issued by the respective Defined SPE(s) UPI(s) in terms usually adopted for operations of this nature (“Sale and Purchase Agreement”). The Sale and Purchase Agreements for the acquisition of the UPI Movable Assets and UPI Towers must further comply with the main terms and conditions set forth in Exhibit 5.3.8.1 and in Exhibit 5.3.8.2, and the Sale and Purchase Agreement for the acquisition of UPI Data Center must be executed substantially in the form of the draft included in Exhibit 5.3.8.3. With regard to UPI InfraCo, the Sale and Purchase Agreement must be executed according to the draft to be attached to the respective Public Notice.

5.3.8.10. Lack of Succession. The Defined UPIs will be disposed of free and clear of any liens or encumbrances, with no succession of the acquirer(s) of any of UPIs for any debts and/or obligations of the Debtors or the other companies related to the Debtors in the process of judicial reorganization or not, including, without limitation, to those of a fiscal, tax and non-tax, regulatory, administrative, civil, commercial, environmental, labor, criminal and anti-corruption nature and those arising from a joint and several liability assumed by Oi Group for compliance with all obligations set forth in the Plan and in its Amendment, pursuant to arts. 60, sole paragraph, 141, items II and 142 of LFR, and art. 133, first paragraph, item II of Law No. 5,172/1966.

5.3.8.11. Preservation of the Disposals of the UPIs. It is ensured, pursuant to arts. 74 and 131 of LFR, the preservation, in any event, of any and all acts of disposal in relation to the disposal of the Defined UPIs, as long as taken according to the provisions set forth herein.

5.3.8.12. Non-Disposal of the UPIs. If, in relation to a specific Defined UPI, (i) no bid has been submitted for the acquisition of the Defined UPI during the respective Competitive Bidding Procedure; (ii) no binding offer has been submitted or a specific Bid Under the Minimum Price submitted within the scope of the respective Competitive Bidding Procedure is not approved pursuant to Clauses 5.3.8.8 and 5.3.8.8.2 above; or (iii) after the definition of the Winning Bid, for any reason, the respective Sale and Purchase Agreement is not executed, pursuant to Clause 5.3.8.9, or the transfer of the respective Defined UPI to the bidder, which has submitted the Winning Bid, is not completed, the Debtors may, at their sole discretion, carry out one or more additional Competitive Bidding Procedures for the disposal of the respective Defined UPI until the end of the Judicial Reorganization, provided that all the terms and conditions included in this Plan and in the respective Public Notice are complied with.

5.3.8.13. Creditors’ Resolution. Without prejudice to the provisions set forth in Clause 8.1 of this Plan, after the Judicial Ratification of the Amendment to the PRJ, the Creditors may resolve on the objection to any Second Highest Bid Above the UPI Movable Assets Minimum Price (Clause 5.3.8.8.1) or the Bid Under the UPI Movable Assets Minimum Price (Clause 5.3.8.8.2) received by Debtors in the Competitive Bidding Procedure involving the disposal of the UPI Movable Assets, through a petition protocol in the case records of the Judicial Reorganization and under the coordination of the Bankruptcy Trustee (“Creditors’ Resolution”). For all effects, any amendments and changes to the Plan or new judicial reorganization plans of Debtors shall be the object of resolution in a Creditors’ General Meeting, pursuant to the LFR.

5.3.8.13.1. Creditors’ Resolution Quorum. The Creditors’ Resolution quorum will be determined by the Bankruptcy Trustee at the end of the term established for the Creditors’ Resolution for the respective matter, considering only the amount of the Credits held by the Pre-Petition Creditors, which are present in the New Creditors’ General Meeting, and the provisions set forth in Clause 11.8 of the Plan, being (i) considered approved the matters that obtain favorable statement in petition, or petitions, subscribed by the Pre-Petition Creditors, which were present in the New Creditors’ General Meeting and which jointly hold more than fifty percent (50%) of the total amount of the Credits held by the Pre-Petition Creditors, which were present in the New Creditors’ General Meeting; and (ii) considered contested and, therefore, not subject to implementation the matters that obtain contrary statement in petition, or petitions, subscribed by the Pre-Petition Creditors, which were present in the New Creditors’ General Meeting and which jointly hold more than fifty percent (50%) of the total amount of the Credits held by the Pre-Petition Creditors, which were present in the New Creditors’ General Meeting.

5.3.8.13.2. Credits in Foreign Currency. For the purposes of calculating the interest of the Pre-Petition Creditors, which are holders of credits in foreign currency, in Creditors’ Resolution, the amount of such credits should be considered as converted into reais based on the Exchange Rate of the date before the New Creditors’ General Meeting, as well as the provisions set forth in Clause 11.8 of the Plan.”

6.11.       The Debtors wish to include the new Clause 5.4 and sub-clauses in the Original Plan to provide for the obligation of the Debtors to anticipate the payment of certain Pre-Petition Credits. Thus, due to the resolution set forth in Clause 6.10 of this Amendment and the inclusions of new clauses in the Original Plan described in this Clause 6.11, the current Clauses 5.2 and 5.3 of the Original Plan will be renumbered and appear as the new Clauses 5.5 and 5.6 of the Original Plan. Furthermore, after such inclusions and renumbering, the Debtors wish to amend the wording of Clause 5.5 (new number of the former Clause 5.2 of the Original Plan) of the Original Plan. Such Clauses 5.4 and sub-clauses and 5.5 will henceforth become effective with the following wording:

“5.4. Purchase Obligation in a Liquidity Event. With due regard for the provisions set forth in the sub-clauses below, if one or more Liquidity Events occur by the sixth (6th) fiscal year as of the date of the Judicial Ratification of the Plan (“Cash Sweep Start Date”), Oi Group shall allocate 100% of the amount of the Net Revenue from the Liquidity Events that exceeds the amount of six billion and five hundred million reais (BRL 6,500,000,000.00) ("Purchase Obligation Exercise Amount") to accelerate the payment of Unsecured Credit held by the Unsecured Creditors, which have chosen the Restructuring Options I or II pursuant to Clauses 4.3.1.2 or 4.3.1.3 of the Plan (each of these creditors, a “Purchase Obligation Creditor”), respectively, pro rata to the amount of the Unsecured Credits held by the Purchase Obligation Creditors and limited to the outstanding balance of the Unsecured Credits held by the respective Purchase Obligation Creditors adjusted to the date of such payment advance, including pro rata interest calculated by such date (“Liquidity Events Purchase Obligation”).

5.4.1. Liquidity Events Purchase Obligation Exercise Method. Oi Group may exercise the Liquidity Events Purchase Obligation described in Clause 5.4 above in three (3) rounds (“Liquidity Events Purchase Obligation Exercise Rounds”), as described in items (i) to (iii) below.

(i)               1st Purchase Obligation Exercise Round: By the last Business Day of the year in which the Liquidity Event Purchase Obligation First Round occurs, Debtors shall use the existing Purchase Obligation Exercise Amount as a result of the Liquidity Event Purchase Obligation First Round to pay the Unsecured Credits held by the Purchase Obligation Creditors with a discount of sixty percent (60%) on the adjusted outstanding balance of the credits held by the respective Purchase Obligation Creditors. If the existing Purchase Obligation Exercise Amount as a result of the Liquidity Event Purchase Obligation First Round is not sufficient to pay the entirety of the Unsecured Credits held by the existing Purchase Obligation Creditors, the payment of the respective Unsecured Credits to be carried out in the 1st Liquidity Events Purchase Obligation Exercise Round shall occur pro rata and the balance that may be outstanding of the Unsecured Credits held by the respective Purchase Obligation Creditors that are not paid in this 1st Liquidity Events Purchase Obligation Exercise Round (“1st Round Pending Credits”) (i) shall be paid pursuant to the Plan originally applicable to the respective Unsecured Credits; or (ii) if the 2nd Liquidity Events Purchase Obligation Exercise Round is carried out, paid pursuant to the 2nd Liquidity Events Purchase Obligation Exercise Round.

(ii)            2nd Purchase Obligation Exercise Round: By the last Business Day of the year in which the Liquidity Event Purchase Obligation Second Round occurs (“2nd Round Date”), and provided that (i) they are in compliance with their payment obligations set forth in the Plan by the 2nd Round Date, (ii) they can maintain a minimum cash of two billion reais (BRL 2,000,000,000.00) after the 2nd Round Date and (iii) they have invested at least six hundred million reais (BRL 600,000,000.00) in CAPEX in the year immediately prior to the year of the 2nd Round Date, Debtors shall use the existing Purchase Obligation Exercise Amount as a result of the Liquidity Event Purchase Obligation Second Round to carry out the payment of the outstanding balances of the 1st Round Pending Credits with a discount of sixty percent (60%) on the adjusted outstanding balance of the credits held by the respective Purchase Obligation Creditors. If the existing Purchase Obligation Exercise Amount as a result of the Liquidity Event Purchase Obligation Second Round is not sufficient to pay the entirety of the outstanding balances of the 1st Round Pending Credits, the payment of the respective Unsecured Credits to be carried out in the 2nd Liquidity Events Purchase Obligation Exercise Round shall occur pro rata and the balance that may be outstanding of the 1st Round Pending Credits held by the respective Purchase Obligation Creditors that are not paid in this 2nd Liquidity Events Purchase Obligation Exercise Round (“2nd Round Pending Credit”) (i) shall be paid pursuant to the Plan originally applicable to the respective Unsecured Credits; or (ii) if the 3rd Liquidity Events Purchase Obligation Exercise Round is carried out, they will be allocated to be paid pursuant to the 3rd Liquidity Events Purchase Obligation Exercise Round.

(iii)          3rd Purchase Obligation Exercise Round: By the last Business Day  of the year in which the Liquidity Event Purchase Obligation Third Round occurs (“3rd Round Date”), and provided that (i) they are in compliance with their payment obligations set forth in the Plan by the 3rd Round Date, (ii) they can maintain a minimum cash of two billion reais (BRL 2,000,000,000.00) after the 3rd Round Date and (iii) they have invested at least six hundred million reais (BRL 600,000,000.00) in CAPEX in the year immediately prior to the year of the 3rd Round Date, Debtors shall use the existing Purchase Obligation Exercise Amount as a result of the Liquidity Event Purchase Obligation Third Round to carry out the payment of the outstanding balances of the 2nd Round Pending Credit with a discount of sixty percent (60%) on the adjusted outstanding balance of the credits held by the respective Purchase Obligation Creditors. If the existing Purchase Obligation Exercise Amount as a result of the Liquidity Event Purchase Obligation Third Round is not sufficient to pay the entirety of the outstanding balances of the 2nd Round Pending Credits, the payment of the respective Unsecured Credits to be carried out in the 3rd Liquidity Events Purchase Obligation Exercise Round shall occur pro rata and the balance that may be outstanding of the Unsecured Credits held by the respective Purchase Obligation Creditors that are not paid in this 3rd Liquidity Events Purchase Obligation Exercise Round shall be paid pursuant to the Plan originally applicable to the respective Unsecured Credits.”

“5.5. Generation of Cash Sweep. Observing the provisions in Clause 5.4 above, during the first five (5) fiscal years as of the Judicial Ratification of the Plan, Oi Group will allocate the amount equivalent to 100% of the Net Revenue from the Sale of Assets that exceeds two hundred million United States Dollars (USD 200,000,000.00) for investments in its activities. As of the Cash Sweep Start Date, Oi Group will allocate to its Unsecured Creditors and Secured Creditors the amount equivalent to seventy percent (70%) of the Cash Balance exceeding the Minimum Cash Balance.

5.5.1. Distribution of Cash Sweep funds. The distribution of the amounts related to the Cash Sweep described in Clause 5.5 above will occur on a pro rata basis to the payments set forth in Clauses 4.2, 4.3.1.2 and 4.3.1.3, as applicable, with the consequent proportional reduction of the balance of the respective credits and limited to the credit amount of each Secured Creditor and Unsecured Creditor as included in the Creditors’ List of the Bankruptcy Trustee. The remaining balance of the Secured and Unsecured Credits, after the payment arising from the Cash Sweep, will be calculated and adjusted under the terms of this Plan and its payment shall comply with the provisions set forth in Clause 4.2, Clause 4.3 and their sub-clauses, as the case may be.”

6.12.       As previously mentioned, due to the modifications in items 6.10 and 6.11 of this Amendment, Clause 5.3 and its sub-clauses of the Original Plan were renumbered to Clause 5.6 and sub-clauses of the Original Plan. Subsequently, the Debtors wish to change Clause 5.6.2 (new number of the former Clause 5.3.2 of the Original Plan) and include the new Clauses 5.6.3, 5.6.4 and 5.6.5 and sub-clauses in the Original Plan to provide for the possibility of raising new funds by the Debtors and the terms and conditions of any granting of loans to the Debtors by Unsecured Creditors. Such new Clauses will henceforth become effective with the following wording:

“5.6.2. With the approval of the Plan and the adjustment of their capital structure, Debtors shall exert their best efforts, including the possibility of offering guarantees, to obtain new credit facilities in the potential amount of two billion reais (BRL 2,000,000,000.00).

5.6.3. The Debtors may, after the Judicial Ratification of the Amendment to the PRJ and up to the date of financial liquidation of the disposal of UPI Movable Assets, collect New Funds in the amount of up to five billion reais (BRL 5,000,000,000.00) through a bridge loan to be contracted by Oi Móvel in market conditions (“Bridge Loan”), the Debtors being authorized to offer shares issued by Oi Móvel and held thereby as guarantee to obtain such Bridge Loan.

5.6.4. Without prejudice to other ways of fund-raising, including through capital increases by Debtors, or financing set forth in this Plan or to be prospected and obtained by the Debtors, the Debtors may, until the end of the Judicial Reorganization and observing the necessary corporate authorizations of the respective Debtors and their obligations assumed before the Post-Petition Creditors, raise New Funds in the amount of the Total Limit of New Funds, it being certain that after the term mentioned above, the Debtors may raise New Funds without any limitation. For the purpose of obtaining such New Funds, pursuant to Clause 3.1.5 and this Clause 5.6.4, the Debtors are authorized, observing their obligations assumed before Post-Petition Creditors, to offer sufficient and necessary guarantees to obtain the New Funds, regardless of authorization by the Judicial Reorganization Court or approval of the Pre-Petition Creditors at the Creditors’ General Meeting.

5.6.5. Partner Creditors Loans. With due regard for the provisions set forth in Clause 5.6.4 above, Debtors may, at their sole discretion, seek credit facilities to be contracted by SPE InfraCo with Unsecured Creditors, up to the amount equivalent to the Total Limit of Partner Creditors Loans (“Partner Creditors Loan”). SPE InfraCo may use part or the total amount of certain Partner Creditors Loan contracted by the maximum term of three (3) years as of the contracting date of the respective Partner Creditors Loan (“Term for Use of the Partner Creditors Loan”). The obtention of Partner Creditors Loans must observe the following rules:

5.6.5.1. Equal conditions for all Unsecured Creditors. In order to guarantee isonomy and opportunity for all Unsecured Creditors, if there is a need to contract Partner Creditors Loan by SPE InfraCo mentioned in this Clause 5.6.5 (“Partner Creditors Loan Round”), the Debtors will previously disclose a specific public notice at the electronic address www.recjud.com.br, under the supervision of the Bankruptcy Trustee, within at least sixty (60) calendar days from the intended date for contracting the Partner Creditors Loan, establishing the structure and draft of the respective agreement to be entered, which, for the Partner Creditors Loan to be contracted in reais, must consider the draft included in Exhibit 5.6.5.1(i) of this Plan and, for Partner Creditors Loan to be contracted in United States Dollars, must contain all terms and conditions of the Partner Creditors Loan to be contracted in the respective Partner Creditors Loan Round, including, at least, the terms and conditions set forth in Exhibit 5.6.5.1(ii) of this Plan and, in both cases, the total amount of the Partner Creditors Loan to be contracted in the respective Partner Creditors Loan Round and the minimum amount to be offered by each interested Unsecured Creditor in the respective Partner Creditors Loan Round (“Call Notice”), so that, within thirty (30) calendar days as of the disclosure of such Call Notice, any interested Unsecured Creditors may confirm the interest in participating in the Partner Creditors Loan Round by offering credit facilities to SPE InfraCo, on a pro rata basis to the total amount of the Partner Creditors Loan to be contracted in the respective Partner Creditors Loan Round, in the event of a competition that exceeds the limit of the respective Partner Creditors Loan Round (“Loan Partner Creditors”). For clarification, if the total amount of the Partner Creditors Loan to be contracted in a certain Partner Creditors Loan Round is the amount of two billion reais (BRL 2,000,000,000.00) and there are two (2) Loan Partner Creditors interested in granting such total amount of the Partner Creditors Loan, if one Loan Partner Creditor offers two billion reais (BRL 2,000,000,000.00) and the other Loan Partner Creditor offers one billion reais (BRL 1,000,000,000.00), the first interested Loan Partner Creditor may provide the amount equivalent to two-thirds (2/3) of the total amount of the Partner Creditors Loan to be contracted in the respective Partner Creditors Loan Round and the second interested Loan Partner Creditor may provide the amount equivalent to one-third (1/3) of the total amount of the Partner Creditors Loan.

5.6.5.2. In consideration for the participation of the Loan Partner Creditor in the Partner Creditors Loan and its contribution to the restructuring of the Debtors in the manner set forth in this Plan, each respective Loan Partner Creditor shall be entitled to the early payment of their respective Unsecured Credits in the amount equivalent to one-third of the amount of the Partner Creditors Loan offered by the Loan Partner Creditor that is effectively used by SPE InfraCo during the Term for Use of the Partner Creditors Loan, as applicable, without any discount rate applicable on such payment, it being certain that for every BRL or USD in a Partner Creditors Loan offered by a certain Loan Partner Creditor, BRL 2.00 or USD 2.00, respectively, of the adjusted remaining balance of the principal amount of their Unsecured Credits and respective charges (i) shall continue to be paid under the option chosen by the respective Loan Partner Creditor for payment of their Unsecured Credits and (ii) shall not be object of exercise of the Liquidity Events Purchase Obligation set forth in Clause 5.4 of this Plan. For clarification, the adjusted remaining balance of the Unsecured Credits and respective charges of a certain Loan Partner Creditor, after implementation of the provisions of this Clause 5.6.5.2, may be object of the exercise of the Liquidity Events Purchase Obligation set forth in Clause 5.4 of this Plan.

5.6.5.3. The Debtors may, at any time after the end of the partial disposal of the UPI InfraCo under this Plan and at its sole discretion, request that each Loan Partner Creditor submit a guarantee that is has available funds or sufficient means to comply with the Partner Creditor Loan contracted, it being certain that, in the impossibility of presenting such requested guarantee, the adjusted remaining balance of the Unsecured Credits and respective charges of the respective Partner Creditor Loan may be the object of exercise of the Liquidity Event Purchase Obligation set forth in Clause 5.4 of this Plan.

5.6.5.4. Any contracting of a Partner Creditors Loan mentioned in Clause 5.6.5 above does not prevent the Debtors from contracting or raising future New Funds, with due regard for the Total Limit of New Funds.

6.13.       The Debtors wish to amend the wording of Clause 7.1 of the Original Plan and include the new Clause 7.2 to the Original Plan, which will henceforth become effective with the following wording:

“7.1. In addition to the corporate reorganization transactions described in Exhibit 7.1, the Debtors may carry out corporate reorganization transactions, such as spin-off, merger, incorporation or consolidation of shares in one or more companies, transformation, dissolution or liquidation between the Debtors themselves and/or any of their Affiliates, always aiming to optimize its transactions and obtain a more efficient structure, maintain its activities, increase its results and implement its strategic plan, as well as enable the constitution and organization of UPIs for later disposal by the Debtors, thus contributing for the fulfillment of the obligations included in this Plan, or any other corporate reorganization that may be determined in due course by the Debtors, pursuant to art. 50 LFR, provided they are approved by the applicable corporate bodies of the respective Debtors, the governmental authorizations are obtained, if applicable and necessary, and the obligations of Debtors assumed before the Post-Petition Creditors are observed.”

7.2. The merger transactions of Oi Group companies, already carried out and to be carried out in compliance with the approved and ratified Plan, will imply the payment of the credits held against the companies merged pursuant to this Plan, provided that arising from taxable events prior to the request for Judicial Reorganization of Oi Group, with the exception of those that filed a timely challenge pursuant to art. 232 of the Brazilian Corporations Law.“

6.14.       The Debtors wish to amend the wording of Clause 11.3 of the Original Plan and include the new Clause 11.3.1 to the Original Plan, which will henceforth become effective with the wording below, as well as wish to exclude Clause 11.4 and its sub-clauses from the Original Plan. As a result of the exclusion of said clauses, Clauses 11.5 to 11.12 of the Original Plan will be renumbered:

“11.3.     Dismissal of the Cases. As of the Judicial Ratification of the Plan, while this Plan is being complied with, and with due regard for the provisions set forth in Clauses 4.1.5 and 4.3.2, the Pre-Petition Creditors, except for Labor Creditors, no longer may (i) file or proceed with any and all lawsuits or Proceedings of any nature against the Debtors related to any Pre-Petition Credit, except as provided in art. 6, §1, of LFR, concerning Proceedings in which Non-liquidated Credits are being discussed; (ii) enforce any award, court decision or arbitration award against the Debtors related to any Pre-Petition Credit; (iii) levy execution upon or encumber any Oi Group’s properties to satisfy their respective Pre-Petition Credits or take any other constrictive actions against the assets of the Debtors; (iv) create, perfect or execute any collateral on the properties and rights of the Debtors to ensure the payment of Pre-Petition Credits; (v) demand any right to offset their respective Pre-Petition Credit against any credit due to the Debtors; (vi) seek the satisfaction of their Pre-Petition Credits by any means other than those set forth in this Plan, including through the settlement of letters of bank guarantee and surety bonds submitted by the Debtors.

11.3.1. For the purposes of Clause 11.3, item (vi) above, all other guarantees, such as letters of bank guarantee and surety bonds, provided by Oi Group will also be released and returned to the issuing institutions in order to ensure the Judgments in the case records of the lawsuits related to pre-petition credits.”

6.15.       The Debtors wish to amend Clause 13.3 of the Original Plan, which will henceforth become effective with the following wording:

13.3. Closing of the Judicial Reorganization. The Judicial Reorganization shall be closed on the date of conclusion of the disposal of the UPI Movable Assets for their respective acquirer under this Plan and, consequently, the transfer of all shares issued by SPE Movable to the respective acquirer, it being certain that the end of the Judicial Reorganization may also occur in a shorter term, if approved by the Judicial Reorganization Court after request by Debtors in this regard. ”

6.16.       The Debtors wish to include the new Clause 13.4.2 to the Original Plan, which will henceforth become effective with the following wording:

“13.4.2. Set off. The Pre-Petition Credits held by the Pre-Petition Creditors will be automatically set off with credits held by the Debtors themselves against the respective Pre-Petition Creditors pursuant to the provisions 368 to 380 of the Civil Code. The set off will extinguish both obligations up to the limit of the respective set off.”

6.17.       The Debtors wish to amend Clause 13.8 of the Original Plan to clarify that the Debtors will not be required to pay any Pre-Petition Credits to transferors or transferees that do not submit the necessary and required documents to prove the respective transfer of credits, so that said Clause 13.8 will henceforth become effective with the following wording:

13.8. Transfer of Credits. Except as otherwise provided in this Plan and with due regard for the provisions set forth in this Clause 13.8, the Creditors may transfer their Pre-Petition Credits to other Creditors or third-parties, provided that the transfer will only be effective before the Debtors and the respective transferred Pre-Petition Credits will be paid to the transferee by the Debtors as long as (i) the Debtors, the Bankruptcy Trustee and the Judicial Reorganization Court are informed; and (ii) the transferees sign a written declaration attesting the receipt of a copy of the Plan and acknowledging that the transferred Pre-Petition Credit will be subject to the provisions of the Plan. If the provisions of items “i” and/or “ii” are not complied with by the transferor and/or the transferee, the respective transferred Pre-Petition Credits will not be paid by the Debtors, which will also be released from the obligation to deposit such amounts in the case records of the Judicial Reorganization. Notwithstanding the foregoing, the provisions of items “i” and “ii” above do not apply to the Qualified Bondholders’ Unsecured Credits nor to the New Notes, which may be freely transferred, regardless of previous notice and/or agreement of the Debtors.

6.18.       Due to the several adjustments and modifications to the Original Plan described in the clauses of this Amendment to the PRJ, the Debtors resolve to include new definitions in Exhibit 1.1 of the Original Plan, as well as to amend certain definitions existing in the Original Plan, as follows:

“Exhibit 1.1. – Definitions:

"Amendment" or "Amendment to the PRJ" means the amendment to the Plan or PRJ, including all exhibits and documents mentioned in the clauses of the amendment to the PRJ.

“Approval of the Amendment to the PRJ” means the approval of the Amendment to the PRJ by the Pre-Petition Creditors at the Creditors’ General Meeting pursuant to art. 45 of LFR. For the purposes of this Plan, the Approval of the Amendment to the PRJ is considered to occur on the date of the Creditors’ General Meeting that approves the Amendment to the PRJ.

“Assets, Liabilities and Rights of UPI Movable Assets” means solely and exclusively the assets, liabilities and rights listed in Exhibit 5.3.1.

“Assets, Liabilities and Rights of UPI Data Center” means solely and exclusively the assets, liabilities and rights listed in Exhibit 5.3.3.

“Assets, Liabilities and Rights of Defined UPIs” jointly means Assets, Liabilities and Rights of UPI Data Center, Assets, Liabilities and Rights of UPI Movable Assets, Assets, Liabilities and Rights of UPI Towers and Assets, Liabilities and Rights of UPI InfraCo.

“Assets, Liabilities and Rights of UPI InfraCo” means solely and exclusively the assets, liabilities and rights listed in Exhibit 5.3.4.

 “Assets, Liabilities and Rights of UPI Towers” means solely and exclusively the assets, liabilities and rights listed in Exhibit 5.3.2.

“UPI Data Center Bids Hearing” means the hearing for the opening of the bids prepared aiming at the acquisition of the UPI Data Center with date and time fixed in the UPI Data Center Public Notice, in the presence of the Bankruptcy Trustee, the Debtors and other bidders.

“Due Diligence” has the meaning ascribed thereto in Clause 5.3.8.6.

“Authorized Capital Increases” means one or more capital increases of Oi upon resolution of the Board of Directors, through public or private issuance of common shares, until the amount of its share capital reaches the limit set forth in Oi’s Bylaws at the time of the respective capital increase, and may also, within such limit, (i) resolve on the issuance of subscription bonus and debenture stock; or (ii) grant stock options to managers, employees of the Company or company under its control and/or to individuals who provide services to them, according to a plan approved by the General Meeting without the shareholders having preemptive rights to subscribe for such shares.

“BTCM” means Brasil Telecom Comunicação Multimídia S.A., a joint-stock company registered with the CNPJ/ME under No. 02.041.460/0001-93, with its registered office located at Avenida das Nações Unidas, n° 12.901, 27° andar, Conjunto 2.701, Torre Oeste, Centro Empresarial Nações Unidas, Brooklin Paulista, ZIP CODE 04578-910, in the City of São Paulo, State of São Paulo.

“CADE” means the Administrative Council for Economic Defense - CADE.

“Brazilian Code of Civil Procedure” means Law No. 13,105, of March 16, 2015, as amended.

“Minimum Conditions” has the meaning ascribed thereto in Clause 5.3.8.7.

“UPI Data Center Conditions” has the meaning ascribed thereto in Clause 5.3.8.3.3.6.

“Sale and Purchase Agreement” has the meaning ascribed thereto in Clause 5.3.8.9.

“1st Round Pending Credits” has the meaning ascribed thereto in Clause 5.4.1(i).

“2nd Round Pending Credits” has the meaning ascribed thereto in Clause 5.4.1(ii).

 “Labor Credits Cost of Loss of Suit” means the Labor Credits exclusively arising from the sentencing of Debtors to the payment of cost of loss of suit, not including, therefore, any attorneys’ fees contractually agreed between Labor Creditors and their respective attorneys.

“Purchase Obligation Creditor” has the meaning ascribed thereto in Clause 5.4.

“Loan Partner Creditors” has the meaning ascribed thereto in Clause 5.6.5.1.

“Labor Creditors Cost of Loss of Suit” means the Labor Creditors holding Labor Credits Cost of Loss of Suit.

 “Contribution Date” has the meaning ascribed thereto in Clause 5.3.6.

“2nd Round Date” has the meaning ascribed thereto in Clause 5.4.1(ii).

“3rd Round Date” has the meaning ascribed thereto in Clause 5.4.1(iii).

“Cash Sweep Start Date” has the meaning ascribed thereto in Clause 5.4.

“Creditors’ Resolution” has the meaning ascribed thereto in Clause 5.3.8.13.

“Demand” means any actions, judicial, arbitral or administrative proceedings, demands, court orders, court or out-of-court notices, credits, notices of infraction, notices of non-compliance or violation, notices of collection, protest of negotiable instruments, procedures, judicial or administrative investigations, litigations or disputes of any kind.

“InfraCo Debt” has the meaning ascribed thereto in Clause 5.3.7.1.

“InfraCo Shares Put Right” has the meaning ascribed thereto in Clause 5.3.8.4.2.

“Public Notice” has the meaning ascribed thereto in Clause 5.3.

“Call Notice” has the meaning ascribed thereto in Clause 5.6.5.1.

“UPI Data Center Public Notice” means the Public Notice to be published by Oi Group to inform interested parties about the Competitive Bidding Procedure for the disposal of the UPI Data Center, composed of the equity interest held by the Debtors in SPE Data Center, in which all the conditions to be met by the potential interested parties, including the Minimum Conditions, among other information, must be mandatorily presented, and the requirements of LFR must be complied with in the publication of such public notice.

“Partner Creditors Loan” has the meaning ascribed thereto in Clause 5.6.5.

“Bridge Loan” has the meaning ascribed thereto in Clause 5.6.3.

“Liquidity Event Purchase Obligation First Round” means the actual financial liquidation of the disposal of UPI Movable Assets and the actual financial liquidation of the first installment of the partial acquisition price of UPI InfraCo paid by the respective acquirer.

“Liquidity Event Purchase Obligation Second Round” means the conclusion of the Liquidity Event Purchase Obligation First Round and the actual financial liquidation of the second installment of the partial acquisition price of UPI InfraCo paid by the respective acquirer.

“Liquidity Event Purchase Obligation Third Round” means the conclusion of the Liquidity Event Purchase Obligation First Round, the Liquidity Event Purchase Obligation Second Round and the actual financial liquidation of the third installment of the partial acquisition price of UPI InfraCo paid by the respective acquirer.

“Liquidity Events” means, jointly, the Liquidity Event Purchase Obligation First Round, the Liquidity Event Purchase Obligation Second Round and the Liquidity Event Purchase Obligation Third Round.

 “Judicial Ratification of the Amendment to the PRJ” means the judicial decision rendered by the Judicial Reorganization Court that ratifies the Amendment to the PRJ. For the purposes of this Plan and the Amendment to the PRJ, the Judicial Ratification of the Amendment to the PRJ is considered to occur on the date of publication, on the official gazette, of the trial court decision that ratifies the Amendment to the PRJ, against which, after the expiration of the terms for the filing of the applicable appeals, no appeals with suspensive effect are pending judgment. In the event that the Amendment to the PRJ is rejected in the trial court or the appellate court, the Judicial Ratification of the Amendment to the PRJ will be considered effective, respectively, on the date on which the eventual appellate court’s decision, or that of a higher court, is made available on the official gazette, whether of a trial court or the full appellate court – whichever occurs first – the ratifies the Amendment to the PRJ, against which, after the expiration of the terms to file the applicable appeals, no appeals with suspensive effect are pending judgment.

“Justification Report” means the economic feasibility analysis report on the disposal of a specific Defined UPI subject to a Competitive Bidding Procedure, issued by an independent and reputable appraisal company, which justifies the need to dispose of the respective Defined UPI at the best price offered to enable and allow the reestablishment and continuity of the corporate and social activities of the Debtors.

“Reverse Auction” has the meaning ascribed thereto in Clause 4.7.

 “Total Limit of New Funds” means the total amount of two billion reais (BRL 2,000,000,000.00) of New Funds to be obtained by and for the Debtors (not including any Affiliate) after the Judicial Ratification of the Amendment to the PRJ, under the terms and conditions set forth in this Plan, it being certain that it will not be included in such limit those New Funds arising (i) from any capital increases of Debtors, including the Authorized Capital Increases; (ii) the credit facilities described in Clause 5.6.2 of this Plan; (iii) the Bridge Loan set forth in Clause 5.6.3 of this Plan; and (iv) of any new financing or fund-raisings to be contracted by Debtors exclusively for the purposes of advancing the payments of part of the Pre-Petition Credits or even for the payment of the Pre-Petition Credits on the date of the respective maturities, in both cases under the terms set forth in this Plan, provided that, in the case of item (iv), an increase in the indebtedness of the Debtors does not occur after the advance of the payments or such payments of the Pre-Petition Credits.

“Total Limit of Partner Creditors Loans” means the total amount of three billion Reais (BRL 3,000,000,000.00) to be obtained as Partner Creditors Loans.

“New Creditors’ General Meeting” means the Creditors’ General Meeting to be held pursuant to Chapter II, Section IV of LFR, to resolve on the approval of the Amendment to the PRJ.

“New Funds” means the amounts to be obtained by Oi Group after the Judicial Ratification of the Amendment to the PRJ, which will have a post-petition nature for the purposes of the provisions of LFR, except with regard to any capital increases, including Authorized Capital Increases, since they do not represent payment obligations by the Debtors, and will be used for the purposes set forth in this Plan, including maintaining adequate working capital for the Debtors to enable the payment and prepayment of part of the debts of the Debtors immediately after the Judicial Ratification of the Amendment to the PRJ and/or to maintain the activities of Debtors during the period of implementation of the Plan.

“Contribution Obligation” has the meaning ascribed thereto in Clause 5.3.8.4.

“Liquidity Events Purchase Obligation” has the meaning ascribed thereto in Clause 5.4.

“Purchase Obligation of the Secured Creditors” has the meaning ascribed thereto in Clause 4.2.5.

“UPI InfraCo Additional Primary Installment” has the meaning ascribed thereto in Clause 5.3.8.4.

“UPI InfraCo Primary Installment” has the meaning ascribed thereto in Clause 5.3.8.4.

“UPI InfraCo Minimum Secondary Installment” has the meaning ascribed thereto in Clause 5.3.8.4.

 “Term for Use of the Partner Creditors Loan” has the meaning ascribed thereto in Clause 5.6.5.

“UPI Movable Assets Minimum Price” has the meaning ascribed thereto in Clause 5.3.8.1.

“UPI Data Center Minimum Price” has the meaning ascribed thereto in Clause 5.3.8.3.

 “UPI Towers Minimum Price” has the meaning ascribed thereto in Clause 5.3.8.2.

“Competitive Bidding Procedure” has the meaning ascribed thereto in Clause 5.3.8.

 “Bid Under the UPI Movable Assets Minimum Price” has the meaning ascribed thereto in Clause 5.3.8.8(iii)(d).

 “Winning Bid” has the meaning ascribed thereto in Clause 5.3.8.8.

“UPI Data Center Binding Bid” has the meaning ascribed thereto in Clause 5.3.8.3.1.

“Qualification” has the meaning ascribed thereto in Clause 5.3.8.7.

“Net Revenue from the Sale of UPI Movable Assets” means the funds from the disposal of UPI Movable Assets that actually enter the cash of the respective Debtors, net (i) of the sum allocated to the payment of the mandatory early redemption or the mandatory early extraordinary amortization, as the case may be, of the debentures of the first (1st) issue of simple debentures, non-convertible into shares, of the secured type, with additional personal guarantee of Oi and Telemar, in a single series, for private placement, of Oi Móvel, pursuant to the respective deed of issue, as amended from time to time, (ii) of the direct costs related to the respective transaction (including costs with legal, accounting and financial advisors and commission and sales), (iii) of any reallocation of expenses incurred, and (iv) of taxes and duties paid or payable as a result of the respective disposal of assets.

“Net Revenue from the Sale of Assets“ means the funds from the disposal of any assets that effectively enter the cash of the respective Debtors, with the exception of funds arising from the disposal of UPI Movable Assets and the partial disposal of UPI InfraCo, net of (i) the direct costs related to the respective transaction (including costs with legal, accounting and financial advice and sales and commission), (ii) any reallocation of incurred expenses, and (iii) duties and taxes paid or payable as a result of the respective disposal of assets.

“Net Revenue from the Liquidity Events” means the sum of the Net Revenue from the Sale of UPI Movable Assets and the funds of the partial disposal of the UPI InfraCo that actually enter the cash of the respective Debtors, in this last case, net (i) of the sum allocated to the payment of the entirety of the outstanding balance of the Secured Credits, as set forth in the Plan and in its Amendment; (ii) of the sum allocated to the payment of the mandatory early redemption or the mandatory early extraordinary amortization, as the case may be, of the debentures of the first (1st) issue of simple debentures, non-convertible into shares, of the secured type, with additional personal guarantee of Oi and Telemar, in a single series, for private placement, of Oi Móvel, pursuant to the respective deed of issue, as amended from time to time, (iii) of the sum allocated to the payment of the InfraCo Debt, (iv) of the direct costs related to the respective transaction (including costs with legal, accounting and financial advisors and commission and sales), (v) of any reallocation of expenses incurred, and (vi) of taxes and duties paid or payable as a result of the Liquidity Event.

“Partner Creditors Loan Round” has the meaning ascribed thereto in Clause 5.6.5.1.

“Liquidity Events Purchase Obligation Exercise Rounds” has the meaning ascribed thereto in Clause 5.4.1.

“Second Highest Bid Above the UPI Movable Assets Minimum Price” has the meaning ascribed thereto in Clause 5.3.8.8.1.

“SPE Data Center” means the special purpose company Drammen RJ Infraestrutura e Redes de Telecomunicações S.A., a joint-stock company registered with the CNPJ/ME under No. 35.980.592/0001-30 and with the Commercial Registry of the State of Rio de Janeiro under NIRE No. 33.300.333.231, with registered office located at Rua do Lavradio, 71, sl. 201/801, Centro, ZIP CODE 20230-070, in the City of Rio de Janeiro, State of Rio de Janeiro, which shares shall be held by Oi, Telemar and Oi Móvel, organized specifically for the purposes of disposal in the form of UPI within the scope of the Judicial Reorganization, whose share capital will be paid in solely and necessarily with the Assets, Liabilities and Rights of UPI Data Center up to the Contribution Date.

“SPE InfraCo” means BTCM, which shares shall be held by Oi, Telemar and Oi Móvel, organized specifically for the purposes of disposal in the form of UPI within the scope of the Judicial Reorganization, whose share capital will be composed substantially by the Assets, Liabilities and Rights of UPI InfraCo up to the Contribution Date].

“SPE Movable” means the special purpose company Cozani RJ Infraestrutura e Redes de Telecomunicações S.A., a joint-stock company registered with the CNPJ/ME under No. 35.980.592/0001-30, with registered office located at Rua do Lavradio, 71, sala 201/801, Centro, ZIP CODE 20230-070, in the City of Rio de Janeiro, State of Rio de Janeiro, which shares shall be held by Oi Móvel, to be organized specifically for the purposes of disposal in the form of UPI within the scope of the Judicial Reorganization, whose share capital will be paid in solely and necessarily with the Assets, Liabilities and Rights of UPI Movable Assets up to the Contribution Date.

“Defined SPEs UPIs” jointly means SPE Data Center, SPE Movable, SPE Towers and SPE InfraCo.

“SPE Towers” means the special purpose company Caliteia RJ Infraestrutura e Redes de Telecomunicações S.A., a joint-stock company registered with the CNPJ/ME under No. 35.978.982/0001-75 and with the Commercial Registry of the State of Rio de Janeiro under NIRE No. 33.300.333.215, with registered office located at Rua do Lavradio, 71, sl. 201/801, Centro, ZIP CODE 20230-070, Centro, in the City of Rio de Janeiro, State of Rio de Janeiro, which shares shall be held by Telemar and Oi Móvel, organized specifically for the purposes of disposal in the form of UPI within the scope of the Judicial Reorganization, whose share capital will be paid in solely and necessarily with the Assets, Liabilities and Rights of UPI Towers up to the Contribution Date.

“Titan” has the meaning ascribed thereto in Clause 5.3.8.3.1.

“UPI” means Isolated Productive Unit according to art. 60 of LFR.

“UPI Movable Assets” means the UPI created especially for the purpose of disposal pursuant to article 60 of LFR, comprising 100% of the shares issued by SPE Movable.

“UPI Data Center” means the UPI created especially for the purpose of disposal pursuant to article 60 of LFR, comprising 100% of the shares issued by SPE Data Center.

 “UPI InfraCo” means the UPI created especially for the purpose of disposal pursuant to article 60 of LFR, comprising 100% of the shares issued by SPE InfraCo.

 “Defined UPIs” jointly means UPI Data Center, UPI Movable Assets, UPI Towers and UPI InfraCo.

 “UPI Towers” means the UPI created especially for the purpose of disposal pursuant to article 60 of LFR, comprising 100% of the shares issued by SPE Towers.

“Purchase Obligation Exercise Amount” has the meaning ascribed thereto in Clause 5.4.

7.                Effects of the Amendment to the Original Plan

7.1.           Attachment of the Amendment to the Original Plan. With due regard for the provisions of the current Clause 11.7 of the Original Plan, the provisions of this Amendment bind the Debtors, their shareholders and partners, the Pre-Petition Creditors and their respective transferees and successors as of its Judicial Ratification pursuant to art. 59 of LFR.

7.1.1.          With due regard for the provisions set forth in Clause 7.1 above, the approval of this Amendment to the PRJ constitutes binding authorization and consent granted by the Pre-Petition Creditors so that the Debtors may, within the limits of the Law and the terms of this Amendment, take any and all actions that are appropriate and necessary for the implementation of the measures set forth in this Amendment, including obtaining judicial, extrajudicial or administrative reliefs (either according to any insolvency law or within the scope of any main or incidental procedure) pending or to be initiated by the Debtors, any of the representatives of the Debtors or any representative of the Judicial Reorganization in any jurisdiction, other than Brazil, for the purpose of giving force, validity and effect to the Amendment and its implementation.

7.2.           Ratification of the Original Plan. All other clauses and provisions of the Original Plan that have not been expressly modified or excluded by this Amendment to the PRJ are expressly ratified by the Debtors and renumbered to reflect the changes that are the subject-matter of this Amendment to the PRJ, remaining in full in force and effect. Furthermore, due to the Approval of the Amendment to the PRJ, the Creditors expressly ratify the provisions set forth in Clauses 11.12 and subclauses and 13.10 of the Original Plan, as well as release the Exempted Parties, including former managers of the Debtors, from any and all responsibility for the regular management acts performed and obligations contracted after the date of the Approval of the Plan up to the date of the Approval of the Amendment to the PRJ, including with respect to all acts and restructuring set forth in this Amendment and necessary for the organization and formation of the Defined UPIs, conferring on the Exempted Parties, including former managers of the Debtors, full, general, irrevocable and irreversible release of all equity, criminal and moral rights and credits that by any chance may arise from such acts on any account.

8.                Final Provisions.

8.1.           Conflict. If there is a conflict between the wording, construction or meaning of any exhibits and this Amendment to the PRJ, as well as between this Amendment to the PRJ and the Original Plan, the wording, construction or meaning set forth in this Amendment to the PRJ will prevail over any other document, and the provisions of the Original Plan not expressly modified or conflicting with this Amendment will remain in effect.

8.2.           Severability of the Amendment to the PRJ. In the event of any term or provision of this Amendment is considered invalid, void or ineffective by the Judicial Reorganization Court, the validity and effectiveness of the remaining provisions shall not be affected, and the Debtors shall propose new provisions to substitute those declared invalid, void or ineffective, so as to maintain the purpose set forth in this Amendment.

8.3.           Changes Prior to the Approval of the Amendment to the PRJ. The Debtors reserve the right to, pursuant to the Law, modify this Amendment until the date of approval of this Amendment by the Pre-Petition Creditors at the Creditors’ General Meeting, pursuant to art. 45 of the LFR, including in order to complement the protocol with additional documents, if applicable.

8.4.           Applicable Law. Any rights, duties and obligations arising from this Amendment shall be governed, construed and enforced according to the laws in effect in the Federative Republic of Brazil.

8.5.           Dispute Resolution and Jurisdiction. All controversies or disputes that arise or are related to this Amendment may be previously submitted to the Mediation procedure, pursuant to the rules of the Chamber of Mediation and Arbitration of Fundação Getulio Vargas/RJ or alternatively of the Permanent Center of Consensual Methods for Litigation Resolution of the Higher Courts of the State of Rio de Janeiro. If the controversies or disputes in question are not resolved in the Mediation, they will be resolved (i) by the Judicial Reorganization Court by the end of the Judicial Reorganization proceedings with final confirmatory decision rendered in court; and (ii) by any business court of the Central Courts of the Judicial District of Rio de Janeiro, after the completion of the Judicial Reorganization proceedings with final confirmatory decision rendered in court.

Rio de Janeiro, June 15, 2020.

_______________________________________________

Oi S.A. – under judicial reorganization

_______________________________________________

Telemar Norte Leste S.A. – under judicial reorganization

_______________________________________________

Oi Móvel S.A. – under judicial reorganization

_______________________________________________

Portugal Telecom International Finance B.V. – under judicial reorganization

_______________________________________________

Oi Brasil Holdings Coöperatief U.A. – under judicial reorganization

86